As filed with the Securities and Exchange Commission on December 11, 2006

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Affordable Residential Communities Inc.

(Exact name of Registrant as specified in its charter)

Maryland	84-1477939
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7887 E. Belleview Ave., Suite 200
Englewood, Colorado 80111
(303) 383-7500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott L. Gesell
Executive Vice President and General Counsel
Affordable Residential Communities Inc.
7887 E. Belleview Ave., Suite 200
Englewood, Colorado 80111
(303) 383-7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Fred B. White III, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,950,000	$10.96	$21,372,000	$2,287

(1)              Pursuant to Rule 416 of the Securities Act of 1933, as amended, the common stock offered hereby shall be deemed to cover additional securities to be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)              Based on the average high and low prices for shares of Registrant common stock as reported on the New York Stock Exchange on December 7, 2006.

(3)              The registration fee has been computed pursuant to Rule 457(c) and Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the average of the high and low prices for shares of Registrant common stock as reported on the New York Stock Exchange on December 7, 2006 ($10.96 per share) multiplied by the maximum number of such shares (1,950,000) that may be issued.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED DECEMBER 11, 2006

The information in this prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until this registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

1,950,000 SHARES OF COMMON STOCK

This prospectus relates to the possible issuance by us from time to time of up to 1,950,000 shares of our common stock in exchange for Series C preferred partnership interests (the “Series C Preferred Units”) in Affordable Residential Communities LP, our operating partnership, if and to the extent that one or more of the holders of Series C Preferred Units tenders such units for redemption pursuant to their contractual rights. We are registering the shares of our common stock to provide the holders of Series C Preferred Units with freely tradable securities in the event we elect to make such an exchange. The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any of the holders of Series C Preferred Units will exercise their redemption rights or that upon any such redemption we will elect, in our sole and absolute discretion, to exchange some or all of the Series C Preferred Units for shares of our common stock.

We will receive no proceeds from any issuance of the shares of our common stock covered by this prospectus, but we will pay all registration expenses.

Our common stock is listed on the New York Stock Exchange under the symbol “ARC.”  The last reported sale price of our common stock on the New York Stock Exchange on        was $           per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS BEFORE YOU MAKE AN INVESTMENT IN OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is       , 2006

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement which we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, the Company may from time to time issue shares of our common stock, as described in this prospectus. We will not receive any proceeds from the issuance of shares of our common stock pursuant to this prospectus. This prospectus provides you with a general description of the securities the Company may issue. You should read both this prospectus and the additional information described under the heading “Where You Can Find More Information” beginning on page 58.

Unless the context otherwise requires, in this prospectus the terms “ARC,” the “Company,” “we,” “us” or “our” refer to Affordable Residential Communities Inc. and its consolidated subsidiaries. “OP” or “operating partnership” refers to Affordable Residential Communities LP, our operating partnership subsidiary. The term “NLASCO” refers to the business of NLASCO, Inc. and its consolidated subsidiaries and controlled affiliates.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and may not contain all of the information that is important to you. We encourage you to read this prospectus together with additional information described under the heading “Where You Can Find More Information” in its entirety. You should pay special attention to the “Risk Factors” section of this prospectus.

The Company

Affordable Residential Communities Inc., also referred to as ARC or the Company, is a Maryland corporation that is engaged in the acquisition, renovation, repositioning and operation of primarily all-age manufactured home communities, the retail sale and financing of manufactured homes, the rental of manufactured homes and other related businesses, including acting as agent in the sale of homeowners insurance and related products, primarily to residents or prospective residents of ARC communities. ARC was organized in July 1998 and operates primarily through Affordable Residential Communities LP, or the OP, and its subsidiaries, of which ARC is the sole general partner and owned 96.5% as of September 30, 2006. Through the years ended December 31, 2005, ARC was organized as a fully integrated, self-administered and self-managed real estate investment trust, or REIT, for U.S. federal income tax purposes. In March 2006, ARC’s board of directors decided to revoke the Company’s election as a REIT for U.S. federal income tax purposes.

As of September 30, 2006, ARC owned and operated 276 communities (excluding one community classified as discontinued operations) consisting of 57,375 homesites in 24 states with occupancy of 83.3%. ARC’s five largest markets are: Dallas-Fort Worth, Texas, with 12.5% of total homesites; Atlanta, Georgia, with 8.7% of total homesites; Salt Lake City, Utah, with 6.6% of total homesites; the Front Range of Colorado, with 5.7% of total homesites; and Kansas City-Lawrence-Topeka, with 4.2% of total homesites. ARC also conducts a retail home sales business.

ARC’s common stock is traded on the New York Stock Exchange under the symbol “ARC.” ARC’s Series A Cumulative Redeemable Preferred Stock is traded on the New York Stock Exchange under the symbol “ARC-PA.” ARC has no public trading history prior to February 12, 2004.

ARC’s principal executive, corporate and property management offices are located at 7887 E. Belleview Avenue, Suite 200, Englewood, Colorado 80111, and ARC’s telephone number is (303) 383-7500. ARC’s Internet address is www.aboutarc.com. The information contained on ARC’s website is not part of this prospectus.

Recent Developments

Acquisition of NLASCO, Inc.

ARC and ARC Insurance Holdings Inc., a subsidiary of ARC, which we refer to as Buyer, on the one hand, and C. Clifton Robinson, C.C. Robinson Property Company, Ltd. and The Robinson Charitable Remainder Unitrust, which we refer to as the Sellers, on the other hand, have entered into the Stock Purchase Agreement, dated as of October 6, 2006, which we refer to as the NLASCO Agreement. Subject to the terms and conditions of the NLASCO Agreement, at the closing we will purchase from Sellers all of the outstanding shares of capital stock of NLASCO in exchange for cash in the amount of $105,750,000 and 1,218,880 shares of our common stock, which shares will be issued to Mr. Robinson and will be placed into escrow pursuant to an escrow agreement. We refer to this transaction as the NLASCO acquisition. The purchase price will be subject to adjustments based on (1) the GAAP stockholders’ equity of NLASCO as of the closing date as finally determined by the parties and (2) the amount of actual losses as of the 36-month anniversary of the closing date for claims arising out of events or circumstances that occurred or existed on or prior to the closing date, compared to the reserves for losses as reflected on the closing balance sheet for both reported claims and for incurred but not reported claims.

Prior to the closing, and subject to any necessary regulatory approvals or third party consents, Sellers will cause NLASCO to make a dividend or distribution to Sellers in an aggregate amount equal to the excess of (1) the closing date stockholders’ equity over (2) $71,009,382. At closing, NLASCO will repay approximately $5.6 million aggregate principal amount of outstanding debt.

NLASCO is a Delaware corporation that specializes in providing fire and homeowners insurance to low value dwellings and manufactured homes primarily in Texas and other areas of the south, southeastern and southwestern United States. NLASCO operates two insurance subsidiaries, National Lloyds Insurance Company, which we refer to as NLIC, and American Summit Insurance Company, which we refer to as ASIC. NLIC is rated “A” (Excellent) by A.M. Best Company, and ASIC is rated “B++” (Very Good) by A.M. Best. NLIC, chartered in 1948 and licensed in 18 states, is an insurance company on the Lloyd’s plan domiciled in Texas. NLIC underwrites fire and limited homeowner’s insurance through approximately 4,800 independent agents. Through approximately 1,800 independent agents and selected managing general agents, which we refer to as MGAs, ASIC offers homeowners and property and casualty insurance primarily to manufactured home owners. NLASCO’s policies are typically written for actual cash value of up to $250,000 in the low value dwelling market and replacement cost of up to $125,000 in the manufactured home market. Liability on a homeowners policy typically provides coverage up to $100,000 with a maximum of $300,000 issued by a few select agents. The vast majority of NLASCO’s property policies currently exclude coverage for water and mold and provide actual cash value payments as opposed to replacement costs. NLASCO has an experienced management team, a high quality agency force and an established track record of growth and underwriting profitability.

Investment by Flexpoint Fund, L.P.

On October 6, 2006, ARC and Flexpoint Fund, L.P., or Flexpoint, which is managed by Flexpoint Partners, LLC, entered into a stock purchase agreement, which we refer to as the Flexpoint Agreement. Flexpoint Partners, LLC, or Flexpoint Partners, is an equity investment firm based in Chicago, Illinois that focuses on the financial services and healthcare industries. Donald Edwards, the Managing Principal of Flexpoint Partners, is the former Chief Executive Officer of First Acceptance Corporation, a non-standard auto insurance company, and is experienced in insurance company operations and related matters. Under the terms of the Flexpoint Agreement, Flexpoint has agreed to purchase 2,087,683 shares of our common stock for $9.58 per share, subject to certain anti-dilution provisions, for aggregate proceeds of approximately $20 million. The per share purchase price of $9.58 is based on the volume-weighted average sale price of ARC shares for the period September 21, 2006 to October 4, 2006, the ten day period immediately preceding our board of directors meeting on October 5, 2006. Flexpoint’s commitment to this purchase is conditioned upon the closing of the NLASCO acquisition and stockholder approval, as well as certain other conditions set forth in the Flexpoint Agreement. The Company will also reimburse Flexpoint Partners for its costs and expenses associated with the due diligence and negotiation of the NLASCO Agreement. Flexpoint Partners assisted the Company in the sourcing, due diligence and negotiation of the NLASCO acquisition and the NLASCO Agreement on a non-compensated basis. Gerald J. Ford, who is one of our directors and the beneficial owner of 17.6% of our common stock and who has entered into the Investment Agreement, is a limited partner of Flexpoint, having committed $50 million of total committed funding of $225 million. As a limited partner of Flexpoint, Mr. Ford is pari passu with all other limited partners of Flexpoint and has no financial interest in, or management authority of, Flexpoint Partners, which manages Flexpoint. Upon the closing under the Flexpoint Agreement, Flexpoint will have the right to appoint an observer to ARC’s board of directors. It is anticipated that Flexpoint Partners will continue to assist the Company in the future regarding the Company’s insurance-related operations.

Stockholder Rights Plan

On July 11, 2006, we entered into the Stockholder Rights Plan, or Rights Plan, under which one right was distributed as a dividend for each share of our common stock held by stockholders of record as of the close of business on July 17, 2006. The Rights Plan was adopted as a means to preserve the use of previously accumulated net operating losses and other carryovers, or NOLs, as described below. Effective with the revocation of our REIT election in March 2006, we have been taxed as a corporation for U.S. federal income tax purposes and our net income has been subject to taxation at regular (or alternative minimum) corporate rates without the benefit of a dividends paid deduction. We have NOLs from prior years that are expected to offset substantially our taxable income, if any. Therefore, the preservation of such NOLs is the key to minimizing our U.S. federal income tax liability. U.S. federal income tax law imposes significant limitations on the ability of a corporation to use its NOLs to offset income in circumstances where such corporation has experienced a “change in ownership.” Generally, there is a change in ownership if, at any time, one or more 5% stockholders have aggregate increases in their ownership in the corporation of more than 50 percentage points looking back over the prior three year period. One of the principal reasons for adopting the Rights Plan is to preserve the use of our NOLs by dissuading investors from aggregating ownership in ARC and triggering such a change in ownership. The Rights Plan is designed to reduce the likelihood of a change in ownership by, among other things, discouraging any person or group from acquiring additional shares such that they would beneficially own 5% or more of the outstanding shares of our common stock. The Rights Plan was not adopted in response to any effort of which we are aware to acquire control of the Company. Under the Rights Plan, each right initially will entitle stockholders to purchase a fraction of a share of preferred stock at a purchase price of $50.00, subject to adjustment as provided in the Rights Plan. Subject to the exceptions and limitations contained in the Rights Plan, the rights generally will be exercisable only if a person or group acquires beneficial ownership of 5% or more of our common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 5% or more of our common stock. Unless earlier terminated, the Rights Plan will expire on July 17, 2016. At a special meeting to be held on January 23, 2007, the Company’s stockholders will vote on whether to approve an amendment to the Company’s charter to restrict certain acquisitions of the Company’s securities in order to preserve the benefits of the Company’s NOLs for tax purposes. The Company’s board of directors intends to terminate the Rights Plan if the charter amendment is approved.

Rights Offering

On December 8, 2006, in connection with our previously announced $80 million rights offering, our board of directors authorized a special dividend consisting of rights to purchase 10 million shares of our common stock to all holders of record of our common stock as of 5:00 p.m., New York City time, on December 19, 2006, the record date. In the rights offering, we will distribute to each holder of record of our common stock on the record date, at no charge, one non-transferable subscription right for each share of common stock they own. Each right will entitle a holder to purchase 0.242 shares of our common stock at the subscription price of $8.00 per share. As fractional shares of our common stock will not be issued, in order to acquire one share of our common stock in the rights offering, a rights holder will need to hold at least five rights. The rights offering will expire at 5:00 p.m., New York City time, on January 23, 2007, unless extended by our board of directors.

Investment Agreement

On October 13, 2006, we entered into the Investment Agreement, which we refer to as the Investment Agreement, with Gerald J. Ford, one of our directors and the beneficial owner of approximately 17.6% of our common stock, ARC Diamond, LP, or ARC Diamond, an affiliate of Mr. Ford, and Hunter’s Glen/Ford, Ltd., or Hunter’s Glen/Ford, also an affiliate of Mr. Ford, pursuant to which Mr. Ford and

ARC Diamond, who are currently ARC stockholders, have agreed not to exercise their subscription rights to purchase 1,760,000 shares of our common stock that they will receive in the rights offering. Instead, Mr. Ford and ARC Diamond have agreed to purchase the shares of our common stock that they otherwise would have been entitled to subscribe for in the rights offering in a private placement directly from us at the same price per share as in the rights offering. Pursuant to the Investment Agreement, Hunter’s Glen/Ford has agreed to backstop the rights offering, meaning it has agreed to purchase all shares of common stock that remain unsubscribed for in the rights offering, other than shares which are covered by rights distributed to Mr. Ford and ARC Diamond, at the same price per share as in the rights offering. At a special meeting of the Company’s stockholders to be held on January 23, 2007, our stockholders will vote on whether to approve the issuance and sale of our common stock under the Investment Agreement. If the issuance and sale of our common stock under the Investment Agreement is not approved at the special meeting, then the rights offering will be cancelled. The rights offering is not conditioned upon the consummation of the NLASCO acquisition. Any shares purchased by Mr. Ford, ARC Diamond and Hunter’s Glen/Ford pursuant to the Investment Agreement, which are included in the 10 million shares, will not be covered by the registration statement and will be acquired in a private placement.

The Offering

Securities offered

Up to 1,950,000 shares of our common stock that may be issued from time to time at our election to holders of Series C Preferred Units of our operating partnership, or OP, upon redemption of such Series C Preferred Units Affordable Residential Communities LP issued such Series C Preferred Units on June 30, 2004 in connection with its acquisition of 36 manufactured home communities from D.A.M. Master Entity, L.P. Holders of Series C Preferred Units have the right to have their units redeemed for a combination of cash and a note, as more fully described in “Redemption of Units” beginning on page 45 of this prospectus, at any time after January 1, 2007, subject to our prior and independent right to acquire some or all of such units tendered for redemption in exchange for a number of shares of our common stock equal to the aggregate liquidation value of such units divided by the average closing market price of a share of our common stock for the ten consecutive trading days immediately preceding the date of redemption, with cash paid in lieu of any fractional share.

Use of proceeds	We will not receive any proceeds upon any issuance of shares of our common stock pursuant to this prospectus.
New York Stock Exchange symbol	“ARC”
Risk factors

Before investing in our common stock, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 6 of this prospectus and all other information appearing elsewhere and incorporated by reference in this prospectus and any accompanying prospectus supplement.

RISK FACTORS

Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included or incorporated by reference in this prospectus before you decide to redeem your Series C Preferred Units. The following Risk Factors could adversely affect our revenue, expenses, net income, cash flow, ability to pay or refinance our debt obligations, ability to make distributions to our stockholders, and/or the per share trading price of our common stock.

Risks Related to the Redemption of your Series C Preferred Units

The exchange of Series C Preferred Units for our common stock is a taxable transaction. In general, if you tender all of your Series C Preferred Units for redemption, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the transaction and your adjusted tax basis in your tendered units. The amount realized will be an amount equal to the sum of any cash, the fair market value of any note and any shares of common stock you receive plus the allocable share of the operating partnership’s liabilities allocated to your tendered Series C Preferred Units. Any tax liability resulting from such gain could exceed the amount of cash and the fair market value of any note and any shares of common stock received by you. In addition, if you tender less than all of your Series C Preferred Units and the operating partnership redeems such tendered units with cash (which is not contributed by ARC to effect the redemption), you will not recognize any taxable loss. If you exercise your redemption right with respect to Series C Preferred Units within 2 years of the date that you transferred property to the operating partnership in exchange for such units, your exchange of property for Series C Preferred Units could be treated, in whole or in part, as a disguised sale of your property to the operating partnership in the year of such transfer and must be reported to the Internal Revenue Service, or the IRS. In such a case, you would be required to recognize gain or loss on such disguised sale in the year that you transferred property to the operating partnership. In addition, if you receive shares of our common stock in exchange for tendered Series C Preferred Units, you will not be able to use income and loss from your investment in our common stock to offset passive income and losses from other investments, and distributions with respect to common stock will constitute taxable income to the extent of ARC’s earnings and profits.

The particular tax consequences to you of a redemption will depend upon a number of factors related to your individual tax situation, including your tax basis in your Series C Preferred Units, whether you dispose of all of your units, and whether the “passive loss” rules apply to your investments. Because the income tax consequences of tendering Series C Preferred Units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units for redemption.

The exchange of Series C Preferred Units for our common stock may potentially change your investment. If you exercise your Series C Preferred Unit redemption right, we will determine whether you receive cash, cash and a note, or common stock in exchange for your units. If you receive common stock, you will become a stockholder of ARC rather than a Series C Preferred Unit holder in the operating partnership. There are some differences between the ownership of Series C Preferred Units and ownership of shares of our common stock. See “Comparison of Series C Preferred Units and Common Stock.” Further, since the price of the common stock fluctuates, the price you receive when you sell your common stock may not equal the value of the Series C Preferred Units at the time of the redemption.

Risks Related to the Securities Markets and Ownership of ARC’s Common Stock

Additional issuances of equity securities and exchange of our Senior Exchangeable Notes, or Notes, for our common stock will dilute the ownership interest of our existing stockholders, including former Note holders who had previously exchanged their Notes for common stock.

The exchange of some or all of the Notes will dilute the ownership interests of our existing stockholders, including former Note holders who had previously exchanged their Notes for common stock. Any sales in the public market of our common stock to be issued upon such exchange of Notes could adversely affect the prevailing trading price of our common stock. In addition, the existence of the Notes may encourage short selling by market participants because the exchange of the Notes could depress the price of our common stock. We anticipate issuing equity in the future in connection with the rights offering, the Investment Agreement, the Flexpoint Agreement and the NLASCO Agreement. We also may issue equity in the future in connection with strategic transactions, including acquisitions, to adjust our ratio of debt-to-equity, including through repayment of outstanding debt, to fund expansion of our operations, upon exchange of the Notes, or for other purposes.

Our historic cash distributions to our common and preferred stockholders have exceeded our operating cash flows.

For the 24 months ended December 31, 2005, our annual cash distribution to common stockholders and quarterly distributions to preferred stockholders and the Operating Partnership’s distributions to its limited partners have exceeded our operating cash flows. We funded these distributions from a combination of operating cash flows, cash generated from senior fixed and variable rate mortgage debt incurred in connection with the completion our IPO in February 2004, other borrowings, and sales of assets. On September 21, 2005, the board of directors announced that it had eliminated the quarterly dividend on our common stock and units in the OP units for the quarter ending September 30, 2005 and no common stock dividend was declared for the quarters ended December 31, 2005, March 31, 2006, June 30, 2006 and September 30, 2006. Unless operating cash flows increase substantially, we may be required to (1) continue to eliminate cash distributions or (2) fund future cash distributions to our stockholders or the OP’s limited partners from other borrowings, sales of some of our properties, and/or other available financing sources or we will have to reduce such distributions. If we use working capital or proceeds from such other borrowings, sales of some of our properties, or other available financing sources to fund these distributions, this will reduce the availability of these funds for other purposes, including repurchase of the notes and the purchase of homes necessary to implement our programs for increasing occupancy. This could adversely affect our financial condition and results from operations and ability to expand our business and further fund our operating and growth initiatives, any of which could adversely affect the market price of the Notes and our common stock.

Our common stock price may experience substantial volatility, which may affect your ability, following any exchange, to sell our common stock at an advantageous price.

The market price of our common stock has been and may continue to be volatile. For example, the market price of our common stock on the NYSE has fluctuated for the period from January 1, 2006 to September 30, 2006 between $8.83 per share and $11.16 per share and may continue to fluctuate. Therefore, the volatility may affect your ability to sell our common stock at an advantageous price. Market price fluctuations in our common stock may be due to acquisitions, dispositions or other material public announcements, including those regarding dividends or changes in management, along with a variety of additional factors including, without limitation, other risks identified in “Risk Factors” and “Forward Looking Statements.” In addition, the stock markets in general, including the NYSE, recently have experienced extreme price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often have been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the market price of our common stock.

Risks Related to the Rights Offering, the Investment Agreement and the Flexpoint Agreement

The subscription price determined for the rights offering may not be indicative of the fair value of our common stock.

The subscription price for our common stock in the rights offering was set by our board of directors. In determining the subscription price, our board of directors considered a number of factors, including: our need for capital to complete the NLASCO acquisition; our business prospects; the need to offer shares of common stock at a price that would be attractive to our stockholders relative to the current trading price of our common stock; the historic and current market price of our common stock; general conditions in the securities market and any difficulty in market conditions prevailing for the raising of equity capital; the likely cost of capital from other sources; our operating history; and the liquidity of our common stock. In conjunction with its review of these factors, our board of directors also reviewed analyses of prior rights offerings by other public companies, including the range of discounts to market value represented by the subscription prices in those rights offerings. The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition or any other established criteria for fair value. You should not consider the subscription price as an indication of the fair value of our common stock. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

Stockholders who do not exercise their subscription rights will experience a dilution of their relative ownership interests.

The rights offering is designed to enable us to raise capital while allowing the holders of our common stock on the record date for the rights offering to maintain their relative proportionate voting and economic interests in the Company, before giving effect to the NLASCO acquisition and the Flexpoint transaction. Gerald J. Ford, one of our directors and the beneficial owner of approximately 17.6% of our outstanding common stock, and ARC Diamond, one of Mr. Ford’s affiliates, have agreed to purchase the shares of our common stock that they would otherwise have been entitled to receive pursuant to the subscription privilege in the rights offering in a private placement directly from us and not to exercise the subscription rights to purchase 1,760,000 shares of our common stock that they receive in the rights offering. In addition, Hunter’s Glen/Ford has agreed to backstop the rights offering, meaning that it will purchase any shares of common stock that remain unsold in the rights offering, other than shares issuable under the subscription rights of Mr. Ford and ARC Diamond, at $8.00, the subscription price per share for the rights offering. To the extent that a stockholder does not exercise its rights and shares of common stock are purchased by other stockholders in the rights offering, such non-participating stockholders’ proportionate voting interest will be reduced, and the percentage that such stockholders’ original shares of common stock represent of our expanded equity after the rights offering will be diluted, before giving effect to the NLASCO acquisition or the Flexpoint Agreement. If Mr. Ford and ARC Diamond purchase the shares of our common stock under the Investment Agreement, no stockholders exercise their subscription rights and Hunter’s Glen/Ford backstops the rights offering in full and the issuance and sale of our common stock under the NLASCO Agreement and the Flexpoint Agreement are completed, then Gerald J. Ford’s beneficial ownership interest in ARC will increase to approximately 31.6% from approximately 17.6%, and the ownership interest of the remaining current stockholders, who currently own in the aggregate approximately 82.4% of our common stock, will decrease to approximately 62.3%. In the event that Mr. Ford and ARC Diamond purchase the shares of our common stock under the Investment Agreement, no stockholders exercise their subscription rights and Hunter’s Glen/Ford backstops the rights offering in full but the issuance and sale of our common stock under the NLASCO Agreement and the

Flexpoint Agreement are not completed, then Gerald J. Ford’s beneficial ownership interest in our common stock will increase to approximately 33.6%, and the remaining current stockholders’ ownership interest will decrease to approximately 66.4%.

The issuance and sale of our common stock pursuant to the Flexpoint Agreement and the NLASCO Agreement will result in the dilution of the relative ownership interests of our other stockholders.

Pursuant to the Flexpoint Agreement, Flexpoint has agreed to purchase 2,087,683 shares of our common stock for $9.58 per share, subject to certain anti-dilution provisions. In addition, we will issue approximately 1,218,880 shares of our common stock to C. Clifton Robinson pursuant to the NLASCO Agreement upon the closing of the NLASCO acquisition. After giving effect to the issuance and sale of our common stock in the rights offering (and assuming pro rata exercise of our stockholders in the rights offering) and under the Investment Agreement and the issuance and sale of shares of our common stock under the Flexpoint Agreement and the NLASCO Agreement, Flexpoint will beneficially own approximately 3.9% of our outstanding common stock and Mr. Robinson will beneficially own approximately 2.2% of our outstanding common stock. As a result, the ownership interest of our other common stockholders, other than Mr. Ford and his affiliates, who currently own in the aggregate approximately 82.4% of our common stock, will decrease to approximately 77.4%.

If we are unable to obtain the approval of our stockholders for the Investment Agreement or the Flexpoint Agreement, we will be required to obtain alternative sources of financing for our acquisition of NLASCO, and if we cannot obtain alternate financing, we could be unable to close the NLASCO acquisition or be in breach of the NLASCO Agreement.

The Investment Agreement will ensure that ARC receives the full proceeds contemplated by the rights offering. If the issuance and sale of our common stock under the Investment Agreement is not approved, we do not plan to complete the rights offering. The purpose of the rights offering is to raise capital to fund a portion of the purchase price of NLASCO, and it is intended that the issuance and sale of our common stock pursuant to the Flexpoint Agreement will fund an additional portion of the purchase price of NLASCO. Under the terms of the NLASCO Agreement, our obligation to consummate the NLASCO acquisition is not conditioned on the completion of the rights offering or the issuance and sale of shares of our common stock under the Investment Agreement or the Flexpoint Agreement or on our ability to obtain alternative financing. If the NLASCO acquisition is not consummated and it is determined, pursuant to the terms of the NLASCO Agreement, that we did not use our “reasonable best efforts” to obtain sufficient financing to consummate the NLASCO acquisition, then we will have breached the NLASCO Agreement and may be required to pay damages, up to specified maximum amounts, to the Sellers. In addition, we will have diverted significant financial and management resources in an effort to complete the NLASCO acquisition, for which we will have received little or no benefit. We are required to use our reasonable best efforts to obtain sufficient financing in order to avoid a breach of the NLASCO Agreement and, if the issuance and sale of our common stock under the Investment Agreement or the Flexpoint Agreement is not approved, we will have to seek alternative sources of financing. Alternative sources of financing may not be available at all or may be available only on unfavorable terms and the process of seeking alternative sources of financing could divert the attention of our management from day-to-day business operations. If we are determined to have breached the NLASCO Agreement, our business, financial condition and results of operations could be materially adversely affected.

If Gerald J. Ford significantly increases his beneficial ownership percentage in the Company as a result of the rights offering, such increase could impact our board’s determination that he is “independent”.

In accordance with the definitional criteria of the Sarbanes-Oxley Act of 2002, which we refer to as SOX, and the rules and regulations of the New York Stock Exchange, which we refer to as the NYSE, a majority of our directors on our nine-director board are deemed to be independent. Failure to maintain an independent board of directors could result in the delisting of our common stock from the NYSE, which could result in there being no public market for shares of our common stock. In as much as Mr. Ford and ARC Diamond have agreed to purchase shares of our common stock under the Investment Agreement and Hunter’s Glen/Ford has agreed to backstop the rights offering (meaning that it would purchase any shares of common stock that remain unsold in the rights offering at the same subscription price per share), Mr. Ford may significantly increase his beneficial ownership in the Company. A significant increase in Mr. Ford’s beneficial ownership could impact our board’s determination as to whether he is an independent director. In addition, Mr. Ford’s affiliation with other independent directors Carl B. Webb and James R. “Randy” Staff could impact our board’s determination that they are independent. If our board determines that Messrs. Ford, Webb and Staff are not independent, then we would have to increase the number of independent directors on our board in order to remain compliant with NYSE listing requirements, or we would not meet the same and could be subject to delisting. Recruiting independent directors could require the dedication of significant management resources, which may temporarily distract management’s attention from our day-to-day business. In addition, adding directors to our board would make it more difficult and more expensive for us to maintain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to maintain coverage. If we are unable to maintain adequate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent for purposes of the rules and regulations of SOX and the NYSE, will be significantly curtailed.

Risks Related to the NLASCO Acquisition

Our management has limited prior experience operating an insurance company like NLASCO and therefore may have difficulty in successfully and profitably operating NLASCO or complying with regulatory requirements applicable to insurance companies.

Our management has limited experience operating an insurance company like NLASCO or complying with regulatory requirements applicable to insurance companies like NLASCO. Operating an insurance company is complex. The insurance industry is highly competitive and has historically been characterized by periods of significant price competition, alternating with periods of greater pricing discipline during which competitors focus on other factors. In addition, insurance companies are subject to comprehensive regulation and supervision in those states in which they write insurance policies and in which they are domiciled. Significant changes in the political and regulatory climate could result in changes in these laws and regulations and could make it more expensive or less profitable for us to manage an insurance company. Because we could encounter difficulties in operating an insurance company and complying with regulatory requirements applicable to insurance companies, you should be especially cautious in drawing conclusions about the ability of our management team to execute its business strategies as they relate to this acquisition.

We may fail to realize many of the anticipated potential benefits of the NLASCO acquisition.

We will not receive any anticipated benefits of the NLASCO acquisition if it does not close, and achieving the anticipated benefits of the acquisition will depend in part upon whether we can integrate NLASCO’s operations into our own in an efficient and effective manner. We may not be able to accomplish this integration process smoothly or successfully. The necessity of coordinating geographically separated organizations and addressing possible differences in corporate cultures and management philosophies may increase the difficulties of integration. The integration of certain operations following the acquisition will require the dedication of significant management resources, which may temporarily distract management’s attention from day-to-day business. Employee uncertainty and/or lack of management focus during the integration process may also disrupt our business and NLASCO’s business.

Any inability of our management to integrate successfully NLASCO’s operations into our own could have a material adverse effect on our business and results of our operations. We may not be able to achieve the anticipated cross-selling opportunities, the development and marketing of more comprehensive insurance product offerings, cost savings, revenue growth or the consistent use of our best practices. A failure of our due diligence process to identify significant issues with respect to product quality and development, information technology, and legal and financial contingencies or other liabilities could lead to unanticipated complications. Such complications could result in significant losses since the acquisition is structured as a stock purchase in which we will assume substantially all of the liabilities of NLASCO. An inability to realize the full extent of, or any of, the anticipated benefits of the acquisition, as well as any delays encountered in the integration and transition process, could have an adverse effect upon our revenues, level of expenses and operating results, which may affect the value of our common stock after the closing of the acquisition.

Our ability to use net operating loss carryovers to reduce future tax payments may be limited.

Our NOLs may be limited if the Company undergoes an ownership change. Generally, an ownership change occurs if certain persons or groups increase their aggregate ownership in the Company by more than 50 percentage points looking back over the prior three-year period. If an ownership change occurs, our ability to use our NOLs to reduce income taxes is limited to an annual amount (“Section 382 limitation”) equal to the fair market value of our common stock immediately prior to the ownership change multiplied by the long term tax-exempt interest rate, which is published monthly by the Internal Revenue Service, or IRS. In the event of an ownership change, NOLs that exceed the Section 382 limitation in any year will continue to be allowed as carryforwards for the remainder of the carryforward period and such excess NOLs can be used to offset taxable income for years within the carryforward period subject to the Section 382 limitation in each year. Whether or not an ownership change occurs, the carryforward period for NOLs is either 15 or 20 years from the year in which the losses giving rise to the NOLs were incurred. If the carryforward period for any NOL were to expire before that NOL had been fully utilized, the unused portion of that NOL would be lost. Our use of new NOLs arising after the date of an ownership change would not be affected by the Section 382 limitation (unless there were another ownership change after those new NOLs arose).

Based on our knowledge of shareholder ownership of ARC, we do not believe that an ownership change has occurred since our IPO that would limit our post-IPO NOLs. Accordingly we believe that there is no annual limitation under Section 382 of the Internal Revenue Code of 1986, or the Internal Revenue Code, imposed on our use of post-IPO NOLs to reduce future taxable income. Our pre-IPO NOLs are subject to an annual limitation of approximately $17 million annually. This annual limitation may cause $12 million of our pre-IPO NOLs not to be used before the pre-IPO NOLs expire. In addition, we believe that the consummation of the rights offering and/or the acquisition will not result in an ownership change.

Nevertheless, if (i) Mr. Ford and ARC Diamond purchase the shares of our common stock under the Investment Agreement, (ii) no stockholders exercise their subscription rights and Hunter’s Glen/Ford backstops the rights offering in full, (iii) the transactions contemplated by the NLASCO Agreement are consummated and (iv) the transactions contemplated by the Flexpoint Agreement are consummated, there is an increased likelihood that we will experience an ownership change in the future. In that case, Mr. Ford’s beneficial ownership interest in our common stock will increase to approximately 31.6% from approximately 17.6%, and the ownership interest of the remaining current common stockholders, who currently own in the aggregate approximately 82.4% of our common stock, will decrease to approximately 62.3%. As a result, there would be a substantial increase in the aggregate ownership of the Company of 43.7 percentage points looking back over the prior three year period. While this is below the 50 percentage points threshold required by Section 382 of the Internal Revenue Code in order for the Company to experience an ownership change, the consummation of the transactions described above would increase the likelihood of an ownership change in the future. As of December 31, 2006, we estimate that we will have $194 million of post-IPO NOLs. If an ownership change were to occur, such post-IPO NOLs would be subject to an annual limitation of $19 million based upon a fair market value of $454 million of our common stock and using the long term tax-exempt interest rate of 4.22% in effect for December 2006.

The determination of whether an ownership change has occurred or will occur as a result of such transactions is complicated and may also depend on other changes in percentage stock ownership among stockholders not related to the transactions described above. Therefore, no assurance can be provided as to whether an ownership change has occurred or will occur in whole or in part as a result of such transactions. We have not obtained, and currently do not plan to obtain, an IRS ruling or opinion of counsel regarding our conclusions as to whether the pre-IPO NOLs or post-IPO NOLs are subject to any such limitations. In addition, limitations imposed by Section 382 may prevent us from issuing additional common stock to raise capital or to acquire businesses or properties. To the extent not prohibited by our certificate of incorporation, we may decide in the future that it is necessary or in our interest to take certain actions that could result in an ownership change.

In order to avoid an ownership change and preserve the benefits of the Company’s NOLs, on July 11, 2006, the Company entered into a Stockholder Rights Plan, or Rights Plan, which will be exercisable if a person or group acquires beneficial ownership of 5% or more of our common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 5% or more of our common stock. At a special meeting to be held on January 23, 2007, the Company’s stockholders will vote on whether to approve an amendment to the Company’s charter to restrict certain acquisitions of the Company’s securities in order to preserve the benefit of the Company’s NOLs. The Company’s board of directors intends to terminate the Rights Plan if the charter amendment is approved. If any of our stockholders increases its beneficial ownership percentage in our common stock through future acquisitions, there is an increased possibility that the provisions under the Rights Plan or the charter amendment, as applicable, may be triggered.

We must obtain governmental and other regulatory consents to complete the NLASCO acquisition, which, if delayed, not granted or granted with unacceptable conditions, may jeopardize or postpone the completion of the acquisition, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the acquisition.

We must obtain certain approvals and consents in a timely manner from Federal and state regulatory agencies prior to the completion of the acquisition. If we do not receive these approvals, or do not receive them on a timely basis or on terms that satisfy the conditions set forth in the NLASCO Agreement, then we will not be obligated to complete the NLASCO acquisition. The governmental agencies from which we will seek these approvals have broad discretion in administering the governing regulations. As a condition to approval of the NLASCO acquisition, agencies may impose requirements, limitations or costs that could negatively affect the way that we conduct business after the acquisition. These requirements, limitations or costs could jeopardize or delay the completion of the acquisition. If we agree to any material requirements, limitations or costs in order to obtain any approvals required to complete the acquisition, these requirements, limitations or additional costs could adversely affect our ability to integrate NLASCO’s operations into our own and reduce the anticipated benefits of the acquisition. This could result in a material adverse effect on our business and results of operations, or cause us to be unable to complete the acquisition.

NLASCO must obtain certain third party consents in order for us to be able to maintain certain loans and reinsurance contracts following the closing.

Certain of the existing loan agreements and reinsurance contracts that NLASCO currently has in place, and which we want to keep in place as part of this transaction, require the consent of the lender or reinsurer in the event of a change of control of NLASCO. This transaction will result in a change of control, and NLASCO will need to obtain consents in order to maintain these agreements and contracts. If NLASCO does not receive these consents, then we will not be obligated to complete the NLASCO acquisition.

The integration of NLASCO’s information systems into our own may be more costly than we anticipate, may not be completed on time or the integrated systems may not function properly.

Our success after the acquisition will depend in part on our ability to efficiently integrate NLASCO’s information systems with our information systems. Our business and NLASCO’s business depend upon numerous information systems for operational and financial information. We may not be able to integrate NLASCO’s systems into our own or implement new information systems that can integrate successfully the disparate operational and financial information systems. Furthermore, we may experience unanticipated delays, complications and expenses in implementing, integrating and operating our systems. In addition, the integration of information systems may require modifications, improvements or replacements that may require substantial expenditures and may require interruptions in operations during the integration period. Integration of these systems is further subject to the availability of information technology and skilled personnel to assist us in creating and integrating the systems. If the integration takes longer or is more expensive than anticipated, or if we fail to successfully complete the integration or if the integrated information systems fail to perform as expected, our operations may be disrupted and we may not comply with the requirements of Section 404 of SOX. This may increase our costs, reduce our revenue and/or harm our business.

If we acquire NLASCO, we may need to incur significant costs to ensure that NLASCO is in compliance with SOX, which may increase the time and costs of completing the acquisition and, even after making such expenditures, we may not be able to achieve compliance.

NLASCO is not currently required to be in compliance with the provisions of SOX regarding the adequacy of its internal controls. Since ARC affiliated entities are required to comply with SOX, we could incur substantial costs and use a substantial amount of our management’s time to develop the internal controls of NLASCO to achieve compliance with SOX. The incurrence of substantial costs to achieve compliance could adversely affect our financial condition. If we fail to implement, achieve or maintain an effective system of internal controls or to prevent fraud, such failures would require additional disclosures in certain of our filings and we could suffer losses and could be subject to costly litigation. In addition, if we would be required to make additional disclosures in our SEC filings, investors could lose confidence in our reported financial information, and our image and operating results could be harmed, which could have a negative effect on the trading price of our common stock.

If the acquisition’s benefits do not meet the expectations of our stockholders or financial or industry analysts, the market price of our common stock may decline.

The market price of our common stock may decline as a result of the acquisition if:

•       we do not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, our stockholders or financial or industry analysts; or

•       the effect of the acquisition on our financial results is not consistent with the expectations of our stockholders or financial or industry analysts.

Accordingly, our stockholders may experience a loss as a result of a decrease in the price of our common stock.

We may experience difficulties in retaining NLASCO’s current employees after the acquisition and during integration which could cause us to fail to realize the anticipated potential benefits of the acquisition.

Our success in integrating the NLASCO acquisition will depend in part upon our ability to retain the key employees of NLASCO. Competition for qualified personnel can be very intense. In addition, key employees may depart because of issues relating to the uncertainty or difficulty of integration or a desire not to remain with us or NLASCO after integration. Accordingly, we may not be able to retain key employees to the same extent that we and/or NLASCO have been able to do so in the past.

We may experience difficulties in retaining NLASCO’s current agents after the acquisition which could cause us to fail to realize the anticipated potential benefits of the acquisition.

Our success in integrating the NLASCO acquisition also will depend in part on our ability to retain NLASCO’s current agents who write business with NLIC and ASIC. Our inability to retain these agents could have an adverse impact on our business.

Under the NLASCO Agreement, we are required to indemnify the Sellers against certain matters.

Under the NLASCO Agreement, we have agreed, subject to certain minimum and maximum thresholds and other limitations, to indemnify the Sellers against any breach of any representation, warranty or covenant made in connection with the acquisition. These indemnification obligations generally survive closing of the acquisition. Any indemnity payment that we may be required to make to the Sellers could harm our financial results and/or adversely affect our business.

Risks Related to NLASCO’s Business and NLASCO’s Industry

The occurrence of severe catastrophic events may have a material adverse effect on NLASCO, particularly because NLASCO conducts business in a concentrated geographic area.

NLASCO expects to have large aggregate exposures to natural and man-made disasters, such as hurricanes, hail, tornados, windstorms, floods, wildfires and acts of terrorism. NLASCO expects that its loss experience generally will include infrequent events of great severity. Hurricanes Katrina and Rita, which occurred on August 29 and September 24, 2005, respectively, are such examples. The risks associated with natural and man-made disasters are inherently unpredictable, and it is difficult to predict the timing of these events with statistical certainty or estimate the amount of loss any given occurrence will generate. Although NLASCO may attempt to exclude certain losses such as terrorism and other similar risks from some coverages NLASCO writes, it may not be successful in doing so. The extent of losses from a catastrophe is a function of both the total amount of policyholder exposure in the geographic area affected by the event and the severity of the event. The occurrence of losses from catastrophic events may have a material adverse effect on NLASCO’s ability to write new business and on its financial condition and results of operations. Increases in the values and geographic concentrations of policyholder property and the effects of inflation have resulted in increased severity of industry losses in recent years, and NLASCO expects that these factors will increase the severity of losses in the future. Factors that may influence NLASCO’s exposure to losses from these types of events in addition to the routine adjustment of losses include: exhaustion of reinsurance coverage; increases in reinsurance rates; unanticipated litigation expenses; unrecoverability of ceded losses; impact on independent agent operations and future premium income in areas affected by catastrophic events; unanticipated expansion of policy coverage or reduction of premium due to regulatory, legislative and/or judicial action following a catastrophic event; and unanticipated demand surge related to other recent catastrophic events, among others.

NLASCO writes insurance primarily in the states of Texas, Arizona, Tennessee, Oklahoma and Louisiana. In 2005, premiums written in Texas accounted for 70% of direct written premiums. As a result, a single catastrophe, destructive weather pattern, wildfire, terrorist attack, regulatory development or other condition or general economic trend affecting this region or significant portions of this region could adversely affect NLASCO’s financial condition and results of operations more significantly than other insurance companies that conduct business across a broader geographic area. Although NLASCO purchases catastrophe reinsurance to limit its exposure to these types of catastrophes, in the event of one or more major catastrophes resulting in losses to it in excess of $150 million, NLASCO’s losses would exceed the limits of its reinsurance coverage.

NLASCO is exposed to claims related to severe weather and the occurrence of severe weather may result in an increase in claims frequency and exposure amount and could materially adversely affect its financial condition.

NLASCO is subject to claims arising out of severe weather, such as hurricanes, tornados, rainstorms, snowstorms, hailstorms, windstorms and ice storms that may have a significant effect on its financial condition and results of operations. The majority of its business is written in Texas, Arizona and Oklahoma, which have been experiencing extreme drought conditions, making the risk of loss from wildfires more prevalent. The incidence and severity of weather conditions are inherently unpredictable.

Some forecasters predict that the world is currently in a cycle of more numerous and more severe hurricanes.

NLASCO’s insured risks generally exhibit higher losses in the second and third quarters of the year due to a seasonal concentration of weather-related events in its primary geographic markets. Although weather-related losses (including hail, high winds, tornadoes and hurricanes) can occur in any calendar quarter, the second quarter historically has experienced the highest frequency of losses associated with these events. For example, for the last five years, the contribution of weather-related catastrophes to the consolidated second quarter net loss ratio was on average approximately four points greater than the average contribution of such catastrophes in the other three quarters. Hurricanes are more likely to occur in the third quarter.

From 2001 through 2005, NLASCO’s average annual net catastrophe losses after reinsurance recoveries were $5.0 million, with an average of two catastrophic events in excess of $1.0 million in losses per year. During this period, the year least impacted by catastrophes (2001) experienced no catastrophic events while the year most impacted (2005) experienced $12.5 million in such losses with two events exceeding $1.0 million. Before reinsurance recoveries, NLASCO incurred $116.5 million (including loss adjustment expenses) in catastrophe related losses in 2005, primarily related to hurricane losses from Katrina and Rita. However, NLASCO’s net loss after reinsurance for the two hurricanes was $12.5 million. NLASCO incurred $5.9 million (including loss adjustment expenses) in catastrophe related losses for the nine months ended September 30, 2006. For the nine months ended September 30, 2006, NLASCO’s net catastrophe loss experience was $4.5 million after reinsurance. In addition, NLASCO is exposed to an increase in claims frequency and exposure amount under the homeowners and dwelling fire insurance it writes because property damage may result from severe weather conditions.

Due to the inherent inability to accurately predict the severity and frequency of catastrophe losses, higher than expected catastrophe losses could materially adversely affect NLASCO’s financial condition.

NLASCO utilizes catastrophe modeling to assess its probable maximum insurance losses from hurricane and other wind/hail perils and to structure its catastrophe reinsurance program to minimize its exposure to high severity/high frequency types of losses. Hurricane Katrina highlighted the challenges inherent in predicting the impact of catastrophic events, such as a severe hurricane. The catastrophe models generally failed to adequately project the financial impact of Hurricane Katrina. This experience highlights the limitations inherent in the use of modeling as a means of risk assessment/abatement. If the exposure amount and frequency of catastrophe losses are higher than predicted under NLASCO’s modeling, NLASCO’s financial condition may be materially adversely affected.

If NLASCO cannot price its business accurately, its profitability and the profitability of its insurance companies could be materially adversely affected.

NLASCO’s results of operations and financial condition depend on its ability to underwrite and set premium rates accurately for a wide variety of risks. Adequate rates are necessary to generate premiums sufficient to pay losses, loss adjustment expenses and underwriting expenses and to earn a profit. To price its products accurately, NLASCO must (1) collect and properly analyze a substantial amount of data, (2) develop, test and apply appropriate pricing techniques, (3) closely monitor and recognize changes in trends in a timely manner and (4) project both severity and frequency of losses with reasonable accuracy. NLASCO’s ability to undertake these efforts successfully and price its products accurately is subject to a number of risks and uncertainties, some of which are outside its control, including:

•       the availability of sufficient reliable data and NLASCO’s ability to properly analyze available data;

•       changes in applicable legal liability standards and in the civil litigation system generally;

•       NLASCO’s selection and application of appropriate pricing techniques;

•       NLASCO’s ability to obtain regulatory approval, where necessary;

•       the uncertainties that inherently characterize estimates and assumptions; and

•       NLASCO’s ability to obtain adequate premium rates to offset higher reinsurance costs.

Consequently, NLASCO could underprice risks, which would adversely affect its profit margins, or it could overprice risks, which could reduce its competitiveness and sales volume. In either case, its profitability and the profitability of its insurance companies could be materially adversely affected.

If NLASCO’s actual losses and loss adjustment expenses exceed its loss and expense estimates, its financial condition and results of operations could be materially adversely affected.

NLASCO’s financial condition and results of operations depend upon its ability to assess accurately the potential losses associated with the risks that it insures. NLASCO establishes reserve liabilities to cover the payment of all losses and loss adjustment expenses incurred under the policies that it writes. Such liability estimates include case estimates, which are established for specific claims that have been reported to NLASCO, and liabilities for claims that have been incurred but not reported, or IBNR. Loss adjustment expenses represent expenses incurred to investigate and settle claims. To the extent that losses and loss adjustment expenses exceed estimates, NLIC and ASIC will be required to increase their reserve liabilities and reduce their income before income taxes in the period in which the deficiency is identified. In addition, increasing reserves causes a reduction in policyholders’ surplus and could cause a downgrading of the ratings of NLIC and ASIC. This in turn could hurt the ability to sell insurance policies.

The liability estimation process for NLASCO’s casualty insurance coverage possesses characteristics that make case and IBNR reserving inherently less susceptible to accurate actuarial estimation than is the case with property coverages. Unlike property losses, casualty losses are claims made by third parties of which the policyholder may not be aware and therefore may be reported a significant time after the occurrence, sometimes years later. As casualty claims most often involve claims of bodily injury, assessment of the proper case estimates is a far more subjective process than claims involving property damage. In addition, in determining the case estimate for a casualty claim, information develops slowly over the life of the claim and can subject the case estimation to substantial modification well after the claim was first reported. Numerous factors impact the casualty case reserving process, such as venue, the amount of monetary damage, legislative activity, the permanence of the injury and the age of the claimant.

The effects of inflation could cause the severity of claims from catastrophes or other events to rise in the future. Increases in the values and geographic concentrations of policyholder property and the effects of inflation have resulted in increased severity of industry losses in recent years, and NLASCO expects that these factors will increase the severity of losses in the future. As NLASCO observed in 2005, the severity of some catastrophic weather events, including the scope and extent of damage and the inability to gain access to damaged properties, and the ensuing shortages of labor and materials and resulting demand surge, provide additional challenges to estimating ultimate losses. NLASCO’s liabilities for losses and loss adjustment expenses include assumptions about future payments for settlement of claims and claims handling expenses, such as medical treatments and litigation costs. To the extent inflation causes these costs to increase above liabilities established for these costs, NLASCO expects to be required to increase its liabilities with a corresponding reduction in its net income in the period in which the deficiency is identified.

Estimating an appropriate level of liabilities for losses and loss adjustment expenses is an inherently uncertain process. Accordingly, actual loss and loss adjustment expenses paid will likely deviate, perhaps substantially, from the liability estimates reflected in NLASCO’s consolidated and combined financial statements. Claims could exceed NLASCO’s estimate for liabilities for losses and loss adjustment expenses, which could have a material adverse effect on its financial condition and results of operations.

If NLASCO cannot obtain adequate reinsurance protection for the risks it underwrites, NLASCO may be exposed to greater losses from these risks or may reduce the amount of business it underwrites, which may materially adversely affect its financial condition and results of operations.

NLASCO uses reinsurance to protect itself from certain risks and to share certain risks it underwrites. During 2005, NLASCO’s personal lines ceded 21% of its direct premiums written (primarily through excess of loss, quota share and catastrophe reinsurance treaties) and its commercial lines ceded 4% of its direct premiums written (primarily through excess of loss and catastrophe reinsurance treaties). The total cost of reinsurance inclusive of per risk excess and catastrophe has increased 73.3% in 2006. This includes additional catastrophe limits purchased. Reinsurance cost will likely increase for 2007, in part due to the frequency and severity of hurricanes and/or the lack of capacity in the reinsurance market.

From time to time, market conditions have limited, and in some cases have prevented, insurers from obtaining the types and amounts of reinsurance that they have considered adequate for their business needs. Accordingly, NLASCO may not be able to obtain desired amounts of reinsurance. Even if NLASCO is able to obtain adequate reinsurance, it may not be able to obtain it from entities with satisfactory creditworthiness or negotiate terms that it deems appropriate or acceptable. Although the cost of reinsurance is, in some cases, reflected in NLASCO’s premium rates, NLASCO may have guaranteed certain premium rates to its policyholders. Under these circumstances, if the cost of reinsurance were to increase with respect to policies for which NLASCO guaranteed the rates, NLASCO would be adversely affected. In addition, if NLASCO cannot obtain adequate reinsurance protection for the risks it underwrites, it may be exposed to greater losses from these risks or it may be forced to reduce the amount of business that it underwrites for such risks, which will reduce NLASCO’s revenue and may have a material adverse effect on its results of operations and financial condition.

NLASCO could face unanticipated losses from war, terrorism and political unrest, and these or other unanticipated losses could have a material adverse effect on NLASCO’s financial condition and results of operations.

Although NLASCO believes that it does not have exposure to the events of September 11, 2001 because it did not have insurance in-force at that time with respect to exposure to such events, NLASCO has exposure to unexpected losses resulting from future man-made catastrophic events, such as acts of terrorism and political instability. These risks are inherently unpredictable. It is difficult to predict the timing of such events with statistical certainty or to estimate the amount of loss that any given occurrence will generate. In certain instances, NLASCO specifically insures risks resulting from acts of terrorism. Even in cases where NLASCO attempts to exclude losses from terrorism and certain other similar risks from some coverages it writes, NLASCO may not be successful in doing so. Irrespective of the clarity and inclusiveness of policy language, a court or arbitration panel may limit enforceability of policy language or otherwise issue a ruling adverse to NLASCO. Accordingly, while NLASCO believes its reinsurance programs, together with the coverage provided under the Terrorism Act and the Terrorism Extension Act, are sufficient to reasonably limit its net losses relating to potential future terrorist attacks, its reserves may not be adequate to cover losses when they materialize. Under the Terrorism Act, after an act of terrorism is certified by the Secretary of the Treasury, NLASCO may be entitled to be reimbursed by the Federal Government for a percentage of subject losses, after an insurer deductible and subject to an annual cap. The Terrorism Act covers an insurance company’s operations for up to 90% of its losses for 2005 and 2006 and for up to 85% of its losses for 2007, in each case subject to certain mandatory deductibles. The deductible is calculated by applying the deductible percentage to the insurer’s direct earned premiums for covered lines from the calendar year immediately preceding the applicable year. Although the Terrorism Act and the Terrorism Extension Act provide benefits in the event of certain acts of terrorism, such acts may not be extended beyond 2007 or their benefits may be reduced. It is not possible to eliminate completely NLASCO’s exposure to unforecasted or unpredictable events, and to the extent that losses from such risks occur, NLASCO’s financial condition and results of operations could be materially adversely affected.

If NLASCO’s reinsurers do not pay losses in a timely fashion, or at all, NLASCO may incur substantial losses that could materially adversely affect its financial condition and results of operations.

As of December 31, 2005 and 2004, NLASCO had $36.2 million and $33.7 million, respectively, in reinsurance recoverables, including ceded paid loss recoverables, ceded losses and loss adjustment expense recoverables and ceded unearned premiums. At September 30, 2006, NLASCO had $10.0 million in reinsurance recoverables, including ceded paid loss recoverables, ceded losses and loss adjustment expense recoverables and ceded unearned premiums. NLASCO expects to continue to purchase substantial reinsurance coverage in the foreseeable future. Since NLASCO remains primarily liable to its policyholders for the payment of their claims, regardless of the reinsurance it has purchased relating to those claims, in the event that one of its reinsurers becomes insolvent or otherwise refuses to reimburse NLASCO for losses paid, or delays in reimbursing NLASCO for losses paid, its liability for these claims could materially and adversely affect its financial condition and results of operations. As an example, if one of NLASCO’s catastrophe reinsurers experienced financial difficulties following one of the major hurricanes in 2005 and had been unable to meet its obligations to NLASCO, NLASCO could have experienced difficulty meeting its obligations to its policyholders. However, all of NLASCO’s reinsurers responded in a timely fashion and NLASCO did not have any liquidity issues.

NLASCO relies on independent insurance agents to distribute its products, and if the agents do not promote NLASCO’s products successfully, NLASCO’s results of operations and financial condition could be adversely affected.

NLASCO’s business depends in large part on the efforts of independent insurance agents to market its insurance products and on its ability to offer insurance products and services that meet the requirements of the customers. While NLASCO strives to offer products its agents require, NLASCO competes for business with other carriers based on the scope of coverage provided in its products, services, commissions and rates. NLASCO’s competitors may offer coverage that is more attractive to particular customers than they offer for a specific product, may price their insurance products more aggressively, may offer higher agent commissions and may devote additional resources to improve their services. Accordingly, NLASCO’s agents may find it easier to promote the programs of NLASCO’s competitors rather than NLASCO’s. If NLASCO’s agents fail or choose not to market its insurance products successfully, its growth may be limited and its financial condition and results of operations may be adversely affected. Additionally, rather than utilizing an independent agent to buy their insurance, consumers may elect to deal with direct-writers or mass marketers who utilize the Internet to advertise and/or underwrite their business. Industry developments that centralize and commoditize insurance products could be detrimental to NLASCO’s agency distribution model of doing business.

Because NLASCO relies on managing general agents, referred to as MGAs, to underwrite some of its products and to administer claims, such managing general agents could expose NLASCO to liability or allocate business away from NLASCO, which could cause NLASCO’s financial condition and results of operations to be adversely affected.

NLASCO has developed programs with MGAs whereby the MGA will, within the guidelines NLASCO establishes, underwrite insurance policies on NLASCO’s insurance subsidiaries’ behalf with oversight by NLASCO. An MGA is a person, firm or corporation that has supervisory responsibility for the local agency and field operations of an insurer in the state where it is organized or that is authorized by an insurer to accept or process on the insurer’s behalf insurance policies produced and sold by other agents. While NLASCO exercises care in the selection of its MGA relationships and regularly audits the performance of its MGAs, NLASCO is at risk for their conduct as a result of the authority it has delegated to them. If one of NLASCO’s MGAs binds NLASCO’s insurance subsidiaries to policies that expose it to unexpected losses or fails to appropriately report claims, NLASCO’s financial condition and results of operations could be adversely affected. For example, if a terminated MGA fails to continue to appropriately report claims during the runoff period, then liabilities for losses and loss adjusted expenses could be deficient, which would impact NLASCO’s results of operations in future periods. Furthermore, subject to contractual limitations, MGAs have the ability to change carriers or increase or decrease the allocation to a particular carrier. An MGA might choose to change carriers or allocations for reasons such as pricing, service, conditions in the reinsurance market or a change in ownership of an MGA.

NLASCO’s success depends in substantial part upon its key employees who have knowledge and experience in its target markets and lines of business.

In order to execute its business strategy successfully, NLASCO must attract and retain qualified executive officers, experienced underwriting and claims personnel and other skilled employees who are knowledgeable about its business. NLASCO relies substantially upon the services of its executive management team and the skilled underwriting, actuarial and claims management teams they supervise. While we anticipate that we will retain all of the key personnel in these areas, if NLASCO were to lose the services of certain members of its management team, its business could be adversely affected. ARC does not currently have any employment agreements with its employees, but upon consummation of the NLASCO acquisition, NLASCO will have employment agreements with Clifton Robinson, Gordon Robinson and Gregory Vanek. However, Clifton Robinson and Gordon Robinson will serve NLASCO in a reduced capacity following the acquisition, serving more in an advisory role as opposed to being in charge of day-to-day operations, and Gregory Vanek will assume additional responsibilities with respect to the operations of NLASCO. NLASCO does not currently maintain key man life insurance policies for any of its employees or employment agreements with any of its other employees.

NLASCO’s future growth depends on its ability to hire additional underwriting and marketing personnel.

NLASCO’s future growth will require it to hire additional underwriting and marketing talent as it expands its product offerings. NLASCO’s underwriters manage and review all aspects of its commercial and personal insurance lines and personally underwrite all of its commercial lines policies, all of its personal lines policies that do not satisfy its established underwriting guidelines and a random sampling of those personal lines policies that otherwise do satisfy its established underwriting guidelines. As the underwriting function in many larger carriers becomes increasingly automated, there are fewer skilled underwriters of the type NLASCO requires. As a result, NLASCO may have difficulty finding talented replacements for members of its current underwriting team or additional underwriters that will enable its business to grow. If NLASCO is unable to find talented underwriters to meet the growing demand for its products, its business could be adversely affected.

A decline in NLIC’s and/or ASIC’s financial strength ratings by A.M. Best could cause either of their sales or earnings, or both, to decrease.

Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. A.M. Best maintains a letter scale rating system ranging from “A++ (Superior)” to “F (In Liquidation)” to rate the financial strength of insurance enterprises. NLIC has been rated “A (Excellent)” by A.M. Best, which is the third highest of fifteen rating levels. ASIC has been rated “B++ (Very Good)” by A.M. Best, which is the fifth highest.

Each of NLIC’s and ASIC’s financial strength ratings is subject to periodic review by, and may remain the same, be revised downward, upward or revoked at the sole discretion of, A.M. Best. A decline in either NLIC’s or ASIC’s rating or an announced negative outlook on the rating can cause concern about their viability among agents, brokers and policyholders, resulting in a movement of business away from NLASCO and its insurance company subsidiaries to more highly-rated carriers. In addition, the errors and omissions insurance coverage of many of NLASCO’s independent agents does not provide coverage if the covered agents sell policies from insurers with an A.M. Best financial strength rating of “B+ (Very Good)” or below. As a result, the loss of NLIC’s or ASIC’s A.M. Best financial strength rating, or a reduction to “B+ (Very Good)” or worse, may adversely impact NLASCO’s ability to retain or expand its policyholder base. Periodically, A.M. Best changes its rating methodology and practices. Such changes could result in a reduction of NLIC’s or ASIC’s A.M. Best rating.

If we acquire NLASCO, our financial condition could have an adverse impact on NLIC’s and ASIC’s financial strength ratings.

If we acquire NLASCO, our financial condition could have an adverse impact on NLIC’s and ASIC’s financial strength ratings by A.M. Best. A.M. Best evaluates a wholly-owned insurance subsidiary in a manner similar to that used with a commercial insurance company, but with consideration given to the financial risk of the parent. A.M. Best applies a risk-evaluation process to the parent and its relationship to the wholly-owned insurance subsidiary. A.M. Best focuses on balance sheet strength (including capital adequacy and loss and loss expense reserve adequacy), operating performance and business profile. As such, any deficiencies in our financial condition could have an adverse impact on NLIC’s and ASIC’s A.M. Best ratings. Any downgrade of these ratings could cause brokers, agents, retail brokers or insureds with whom NLIC and ASIC work to choose other, more highly rated competitors, thus adversely affecting their and our business and results of operations.

A decline in NLASCO’s ratings coupled with a change of control could result in a default under one of its debt agreements.

NLASCO has entered into an indenture under which an aggregate of $20 million in notes are outstanding, which provides that (i) if a person or group becomes the beneficial owner directly or indirectly of 50% or more of its equity securities and (ii) if NLASCO’s ratings are downgraded by a nationally recognized statistical rating organization (as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act), then each holder of the notes governed by such indenture has the right to require that NLASCO purchase such holder’s notes in whole or in part at a price equal to 107.5% of the outstanding principal amount prior to March 10, 2010, or 100.0% thereafter. A change of control under the indenture will occur as a result of an acquisition of NLASCO by ARC. As a result, if a downgrading occurs following the acquisition, then each holder of notes under the indenture would have the right to require NLASCO to repurchase its notes. This required repayment risk could cause liquidity issues to both NLASCO and ARC, could impair NLASCO’s ability to obtain additional financing and would likely increase the cost of any financing that it does obtain.

The failure of any of the loss limitation methods NLASCO employs could have a material adverse effect on its financial condition and results of operations.

At the present time, NLASCO employs a variety of endorsements to its policies that limits its exposure to known risks, such as exclusions for mold losses and water damage. NLASCO’s policies are also not designed to provide coverage for claims related to exposure to potentially harmful products or substances including, but not limited to, lead paint and silica. NLASCO’s homeowners policies, other than policies specifically written for flood coverage, specifically exclude coverage for losses caused by flood, but generally provide coverage for damage caused by wind. In addition, NLASCO’s policies contain conditions requiring the prompt reporting of claims and its right to decline coverage due to late claim reporting. NLASCO’s policies also include limitations restricting the period during which a policyholder may bring a breach of contract or other claim against it, which in many cases is shorter than the applicable statutory limitations for such claims. It is possible that a court or regulatory authority could nullify or void an exclusion or legislation could be enacted modifying or barring the use of endorsements and limitations in a way that would adversely affect NLASCO’s loss experience, which could have a material adverse effect on its financial condition and results of operations.

The effects of emerging claim and coverage issues on NLASCO’s business are uncertain.

As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect NLASCO’s business by either extending coverage beyond its underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until long after NLASCO has issued insurance policies that are affected by the changes. As a result, the full extent of liability under NLASCO’s insurance policies may not be known until after a contract is issued.

An example of the potential threats to NLASCO’s business and that of the insurance industry as a whole are legal and regulatory actions that have emerged from the aftermath of Hurricane Katrina. Legal actions have been filed against other insurers in Mississippi and Louisiana seeking to extend coverage under homeowners policies to include rising water from the hurricane storm surge. Many cases on this issue remain pending and, in the event legal or regulatory mandates override the industry standard flood exclusion clauses in homeowners policies, NLASCO could experience a material adverse effect on its financial condition and results of operations. Changes in other legal theories of liability under NLASCO’s insurance policies or the failure of any loss limitation it applies could also adversely impact NLASCO’s financial condition and results of operations.

Because NLASCO’s main source of premiums written is in Texas, unfavorable changes in the economic and/or regulatory environment in that state may have a material adverse effect on its financial condition and results of operations.

Texas accounted for approximately 70% of NLASCO’s direct premiums written in 2005 and 71% for the nine months ended September 30, 2006. The loss of a significant amount of NLASCO’s premiums written in Texas, whether due to an economic downturn, competitive changes, regulatory or legislative developments or other reasons, could have a material adverse effect on its financial condition and results of operations.

If NLASCO is unsuccessful in competing against other competitors in the insurance industry, its financial condition and results of operations could be adversely affected.

The insurance industry is highly competitive and has historically been characterized by periods of significant price competition, alternating with periods of greater pricing discipline during which competitors focus on other factors. In the current market environment, competition in NLASCO’s industry is based primarily on the following:

•       products offered;

•       service;

•       experience;

•       the strength of agent and policyholder relationships;

•       reputation;

•       speed and accuracy of claims payment;

•       perceived financial strength;

•       ratings;

•       scope of business;

•       commissions paid; and

•       policy and contract terms and conditions.

NLASCO competes with many other insurers, including large national companies who have greater financial, marketing and management resources than NLASCO. Many of these competitors also have better ratings and market recognition than NLASCO. NLASCO seeks to distinguish itself from its competitors by providing a broad product line and targeting those market segments that provide the best opportunity to earn an underwriting profit.

NLASCO also faces competition from entities that self-insure, primarily in the commercial insurance market. From time to time, established and potential customers may examine the benefits and risks of self-insurance and other alternatives to traditional insurance.

In addition, a number of new, proposed or potential industry developments could also increase competition in NLASCO’s industry. These developments include, but are not necessarily limited to, changes in practices and other effects caused by the Internet (including direct marketing campaigns by NLASCO’s competitors in established and new geographic markets), which have led to greater competition in the insurance business and increased expectations for customer service. These developments could prevent NLASCO from expanding its book of business.

NLASCO also faces competition from new entrants into the insurance market. New entrants do not have historic claims or losses to address and therefore may be able to price policies on a basis that is not favorable to NLASCO. New competition could reduce the demand for NLASCO’s insurance products, which could have a material adverse effect on its financial condition and results of operations.

NLASCO’s investment performance may suffer as a result of adverse capital market developments or other factors, which may affect its financial results and ability to conduct business.

NLASCO invests the premiums it receives from policyholders until they are needed to pay policyholder claims or other expenses. As of September 30, 2006, NLASCO’s invested assets consisted of $116.6 million in fixed maturity securities, $11.2 million in equity securities and $5.9 million in real estate loans. As of December 31, 2005 and 2004, NLASCO’s invested assets consisted of $114.5 million and $109.2 million in fixed maturity securities, $12.6 million and $11.5 million in equity securities and $6.6 million and $0.6 million in real estate loans, respectively. For the nine months ended September 30, 2006, NLASCO had $6.0 million of net investment income representing 5.6% of NLASCO’s total revenues and 25.1% of its income before taxes. For the year ended December 31, 2005, NLASCO had $6.4 million of net investment income representing 5.4% of its total revenues and 23.9% of its income before taxes. For the year ended December 31, 2004, NLASCO had $4.4 million of net investment income representing 4.3% of its total revenues and 17.4% of its income before taxes. Although NLASCO’s investment policies stress diversification of risks, conservation of principal and liquidity, its investments are subject to a variety of investment risks, including those relating to general economic conditions, market volatility, interest rate fluctuations, liquidity risk and credit and default risk. In particular, the volatility of NLASCO’s claims may force it to liquidate securities, which may cause it to incur capital losses. If NLASCO’s investment portfolio is not appropriately matched with its insurance liabilities, it may be forced to liquidate investments prior to maturity at a significant loss to cover these liabilities. Investment losses could significantly decrease its asset base and statutory surplus, thereby adversely affecting its ability to conduct business and potentially its A.M. Best financial strength rating. Further, developments in the world’s financial and capital markets, including but not limited to Federal and state legislation related to terrorism insurance and reinsurance, such as the extension of or replacement for the Terrorism Risk Insurance Extension Act of 2005, could adversely affect the performance of NLASCO’s investments. Additionally, inflation could increase beyond NLASCO’s ability to earn investment income to keep pace.

NLASCO’s investment results may be adversely affected by interest rate changes.

NLASCO’s operating results are affected, in part, by the performance of its investment portfolio. NLASCO’s investment portfolio contains instruments, such as bonds, that may be adversely affected by increases in interest rates. Because bond trading prices decrease as interest rates rise, a significant increase in interest rates could have a material adverse effect on NLASCO’s financial condition and results of operations. On the other hand, decreases in interest rates could have an adverse effect on NLASCO’s investment income and results of operations. For example, if interest rates decline, investment of new premiums received and funds reinvested will earn less. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond NLASCO’s control.

As of September 30, 2006, mortgage-backed and asset-backed securities constituted 10.7% of NLASCO’s cash and invested assets. As with other fixed-income investments, the fair market value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Changes in interest rates can expose NLASCO to prepayment risks on these investments. When interest rates fall, mortgage-backed securities typically are prepaid more quickly and the holder must reinvest the proceeds at lower interest rates. NLASCO’s mortgage-backed securities currently consist of securities with features that reduce the risk of prepayment, but NLASCO can make no assurance that it will invest in other mortgage-backed securities that contain this protection. In periods of increasing interest rates, mortgage-backed securities typically are prepaid more slowly, which may require NLASCO to receive interest payments that are below the then prevailing interest rates for longer time periods than expected.

The debt agreements of NLASCO and its controlled affiliates contain financial covenants and impose restrictions on its business.

NLASCO’s loan agreement governing its note due April 2007, with an outstanding principal balance of approximately $3 million, contains restrictions on its ability to, among other things:

•       create liens;

•       sell assets;

•       incur additional indebtedness;

•       declare or pay dividends;

•       consolidate or merge;

•       engage in certain businesses;

•       make certain loans, advances or investments;

•       compensate its owners and executives; and

•       enter into transactions with affiliates.

In addition, this loan agreement provides that an event of default will occur if C. Clifton Robinson or his affiliates fail to own 50% of the issued and outstanding stock of NLASCO. A change of control under the loan agreement will occur as a result of an acquisition of NLASCO by ARC. The loan agreement also requires that NLASCO meet certain financial tests and maintain certain financial ratios, including a minimum capital percentage ratio and minimum consolidated capital. The indebtedness under this loan agreement is guaranteed by C. Clifton Robinson, C.C. Robinson Property Company, Ltd. and C.C. Robinson Property Company II, Ltd. These restrictions may discourage the acquisition, and may delay, deter or prevent a change in control of NLASCO, unless consent of necessary parties is obtained under the terms of these debt agreements.

NLASCO’s indenture governing its LIBOR plus 3.40% notes due 2035 contains restrictions on its ability to, among other things, declare and pay dividends and merge or consolidate. In addition, this indenture contains a change of control provision, which provides that (i) if a person or group becomes the beneficial owner directly or indirectly of 50% or more of NLASCO’s equity securities and (ii) if NLASCO’s ratings are downgraded by a nationally recognized statistical rating organization (as defined in the Exchange Act), then each holder of the notes governed by such indenture has the right to require that NLASCO purchase such holder’s notes in whole or in part at a price equal to 107.5% of the outstanding principal amount at any time prior to March 10, 2010, and at 100% of the outstanding principal amount thereafter.

NLIC’s surplus indentures governing its LIBOR plus 4.10% notes due 2033 and ASIC’s surplus indenture governing its LIBOR plus 4.05% notes due 2034 contain restrictions on dividends and mergers and consolidations. In addition, NLASCO has other credit arrangements with its affiliates and other third parties.

NLASCO’s ability to comply with these covenants may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any of these restrictions could result in a default under the loan agreements or indentures governing the notes or under its other debt agreements. An event of default under its debt agreements would permit some of its lenders to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest. If NLASCO were unable to repay debt to its secured lenders, these lenders could proceed against the collateral securing that debt. In addition, acceleration of its other indebtedness may cause NLASCO to be unable to make interest payments on the notes. NLASCO will seek to obtain waivers of these covenants, if necessary or appropriate, for the debt it intends to keep on its books as a condition precedent to the closing of its acquisition by ARC, but there can be no assurances that NLASCO’s lenders will grant any such waiver requested. If such waivers are not granted, NLASCO may need to pay off the debt and seek new financing. There can be no assurances that new financing will be available or, if available, will be on terms as favorable or acceptable to NLASCO.

Other agreements that NLASCO or its insurance company subsidiaries may enter into in the future may contain covenants imposing significant restrictions on their businesses that are similar to, or in addition to, the covenants under their existing agreements. These restrictions may affect NLASCO’s ability to operate its business and may limit its ability to take advantage of potential business opportunities as they arise.

The regulatory system under which NLIC and ASIC operate, and potential changes to that system, could have a material adverse effect on their respective business activities.

NLIC and ASIC are subject to comprehensive regulation and supervision in those states in which they are domiciled and write insurance policies. Though NLIC and ASIC currently write most of their policies in Texas, Arizona, Tennessee, Oklahoma and Louisiana, NLIC is licensed in 18 states and ASIC is licensed in 27 states. Laws and regulations pertaining to NLIC and ASIC are generally administered by state insurance departments and relate to, among other things:

•       standards of solvency, including risk-based capital measurements;

•       restrictions on the nature, quality and concentration of investments;

•       required methods of accounting;

•       rate and policy form regulation and other market conduct; and

•       potential assessments for the provision of funds necessary for covered claims under certain policies provided by impaired, insolvent or failed insurance companies.

These state insurance departments also conduct periodic examinations of insurance companies and require the filing of annual and other reports relating to financial condition, holding company issues and other matters. Current or future regulatory requirements may adversely affect or inhibit each of the insurance company’s ability to achieve some or all of its business objectives.

NLIC and ASIC may not be able to obtain or maintain necessary licenses, permits, authorizations or accreditations in states where they are currently licensed or in new states they intend to enter, or they may be able to do so only at a significant cost. In addition, they may not be able to comply fully with, or obtain appropriate exemptions from, the wide variety of laws and regulations applicable to insurance companies and insurance holding companies, which could result in restrictions on their operating flexibility and could subject them to fines and other sanctions that may have a material adverse effect on their business.

Significant changes in the political and regulatory climate could result in changes in applicable laws and regulations and could make it more expensive and/or less profitable to manage their business. In recent years, the U.S. insurance regulatory framework has come under increased Federal scrutiny, and some state legislators have considered or enacted laws that may alter or increase state regulation of insurance and reinsurance companies and holding companies. Moreover, the NAIC and state insurance regulators regularly reexamine existing laws and regulations and develop new laws. Changes in laws and regulations or their interpretation could have a material adverse effect on the insurance companies’ financial condition and results of operations.

The activities of the insurance companies’ MGAs are subject to licensing requirements and regulation under the laws of the states in which they operate. The insurance companies’ MGAs’ businesses depend on the validity of, and continued good standing under, the licenses and approvals pursuant to which they operate, as well as compliance with pertinent laws and regulations.

Company licensing laws and regulations vary from jurisdiction to jurisdiction. In all jurisdictions, the applicable company licensing laws and regulations are subject to amendment or interpretation by regulatory authorities. Generally these authorities are vested with relatively broad discretion to grant, renew and revoke licenses and approvals for various reasons, including the violation of law and conviction of crimes. Other sanctions may include the suspension of individual employees, limitations on engaging in a particular business for specified periods of time, revocation of licenses, censures, redress to policyholders and fines. Although NLASCO and its insurance subsidiaries endeavor to follow practices based on good faith interpretations of laws and regulations, or those generally followed by the industry, these practices may prove to be different from those that the regulatory authorities require.

If the states in which NLIC and ASIC write insurance drastically increase the assessments that insurance companies are required to pay, their and NLASCO’s financial condition and results of operations will suffer.

NLIC and ASIC are subject to a variety of taxes, fines, levies, license fees, tariffs and other assessments that may, from time to time, be material. These assessments are made by the states in which NLIC and ASIC operate and include participation in residual market or involuntary risk plans in various states that provide insurance coverage to individuals or entities that otherwise are unable to purchase such coverage from private insurers. Due to this participation, NLIC and ASIC may be exposed to material losses. They are also subject to assessments in the states in which they write insurance for various purposes, including the provision of funds necessary to fund the operations of various insurance guaranty associations, which pay covered claims under certain policies issued by impaired, insolvent or failed insurance companies. These assessments are generally set based on an insurer’s percentage of the total premiums written in the relevant state within a particular line of business for the relevant time period. From 1999 to 2004, NLASCO’s other assessments in any year did not exceed $1.0 million. For the year ended December 31, 2004, NLASCO paid no other assessments. For the year ended December 31, 2005, NLASCO’s other assessments were $10.4 million with $4.4 million paid in 2005 and $6.0 million paid in 2006, principally related to Hurricanes Katrina and Rita in Louisiana, Mississippi and Texas (see next paragraph), and additional or emergency hurricane-related assessments could follow. For the nine months ended September 30, 2006, NLASCO paid an assessment of $0.4 million to cover the claims of an impaired insurer in Texas. As NLIC’s and ASIC’s total premiums written grow, NLASCO’s share of any assessments may increase. However, NLASCO cannot predict with certainty the amount of future assessments, because such assessments depend on factors outside NLASCO’s control, such as the insolvencies of other insurance companies, the market shares of other insurance companies writing in a particular state and the degree to which other companies write in coastal areas. Generally, in most states, NLIC and ASIC can take a credit against their premium taxes for these assessments over a stipulated number of years.

NLASCO is subject to assessments from the Georgia Underwriting Association, Louisiana Citizens Property Insurance Corporation or LCPIC, Mississippi Windstorm Underwriting Association, or MWUA,

the Texas FAIR Plan Association and the Texas Windstorm Insurance Association, or TWIA. LCPIC, MWUA and TWIA have estimated plan losses due to losses incurred from the hurricanes that struck Louisiana and Texas in the third quarter of 2005, and are thereby able to levy regular and emergency assessments to participating companies and policyholders, respectively. During the year ended December 31, 2005, NLASCO’s insurance company subsidiaries were assessed $10.4 million based on estimated losses and NLASCO’s market shares in Louisiana, Mississippi and Texas. Additional assessments may follow. NLASCO does not expect such assessments to have a net financial statement impact as all such assessments are recoverable (subject to treaty limits) under its reinsurance treaties. Further, NLASCO may be able to recoup a regular assessment through a surcharge to policyholders. Such recoupments will be refunded to reinsurers as the related premiums are written and collected. NLASCO is required to collect emergency assessments directly from residential property policyholders and remit them to LCPIC as they are collected.

NLASCO continues to monitor developments with respect to various state facilities such as the Georgia Underwriting Association, LCPIC, MWUA, the Texas FAIR Plan Association and the TWIA. The ultimate impact of Hurricanes Katrina and Rita on these facilities is currently uncertain, but could result in the facilities recognizing a financial deficit different than the level currently estimated. They may, in turn, have the ability to assess participating insurers when financial deficits occur. However, NLASCO will not incur any net expense or loss from any such assessments due to reinsurance recoveries.

NLASCO may be subject to high retaliatory taxes in several states as a result of its multistate operations, which could have a material adverse impact on its financial condition and results of operations.

Nearly all states impose a retaliatory tax on insurers operating in their state that are domiciled in another state. Retaliatory taxes are based on the principle that if the aggregate taxes, fees and obligations imposed by an insurer’s domiciliary state are greater than the aggregate taxes, fees and obligations imposed by the taxing state, then the difference is payable to the taxing state as a retaliatory tax. For example, the State of Texas imposes various premium-based taxes that, in the aggregate, total approximately 2.0% of gross written premiums in Texas. The State of Illinois imposes various premium-based taxes that, in the aggregate, total approximately 0.5% of gross written premiums in Illinois. The Illinois retaliatory tax provisions would require a Texas-domiciled insurer operating in Illinois to pay the 0.5% aggregate Illinois taxes plus a 1.5% incremental amount representing the difference between the Texas effective rate and the Illinois effective rate. Thus, a Texas-domiciled insurer would pay a 2.0% effective tax in Illinois while an Illinois-domiciled insurer would only pay a 0.5% effective tax. Insurance companies with multistate operations, like NLASCO, may find themselves subject to high retaliatory taxes in several states, which could have a material adverse impact on NLASCO’s financial condition and results of operations.

NLASCO’s ability to meet ongoing cash requirements and pay dividends may be limited by its holding company structure and regulatory constraints.

NLASCO operates as a holding company. Dividends and other permitted payments from its operating subsidiaries are expected to be its primary source of funds to meet ongoing cash requirements, including any future debt service payments and other expenses, and to pay dividends, if any, to its stockholders. NLIC and ASIC are subject to significant regulatory restrictions and limitations under debt agreements limiting their ability to declare and pay dividends, which could in turn limit NLASCO’s ability to meet its ongoing cash requirements, including any future debt service payments and other expenses, or to pay dividends.

Current legal and regulatory activities, investigations, litigation proceedings or other activities relating to the insurance industry, including investigations into contingent commission arrangements and insurance quotes regarding NLIC and ASIC, could affect NLASCO’s business, financial condition and results of operations.

Recently, the insurance industry has experienced substantial share price volatility as a result of current litigation, investigations and regulatory activity by various insurance, governmental and enforcement authorities concerning certain practices within the insurance industry. These practices include the payment of contingent commissions by insurance companies to insurance brokers and agents and the extent to which such compensation has been disclosed and the solicitation and provision of fictitious, inflated or mischaracterized quotes for insurance coverages. NLASCO paid less than 3.1% of its 2005 gross written premiums to its independent agents pursuant to contingent commission contracts.

NLASCO is unable to predict the potential effects, if any, that these investigations may have upon these arrangements in particular or upon the insurance markets and industry business practices in general or what, if any, changes may be made to laws and regulations regarding the industry and financial reporting. Any of the foregoing could materially and adversely affect its business, financial condition and results of operations.

NLIC and ASIC are subject to periodic financial and market conduct examinations by state insurance departments. If these examinations identify significant findings or recommend significant changes to its operations, either insurance company could lose its licenses and/or its financial condition and results of operations could be affected.

The insurance departments in every state in which NLASCO’s insurance companies do business may conduct on-site visits and examinations of its insurance companies at any time and generally for any purpose, including review of NLASCO’s insurance companies’ financial condition, market conduct and relationships and transactions with affiliates. In addition, the Texas Department of Insurance will conduct comprehensive examinations of NLASCO’s insurance companies every three to five years. NLIC’s last regulatory exam was a full scope financial examination by the Texas Department of Insurance covering the period from January 1, 1997 through December 31, 2001, including material transactions and/or events occurring after December 31, 2001. ASIC’s last regulatory exam was a full scope financial examination by the Texas Department of Insurance covering the period from January 1, 2001 through December 31, 2003, including certain material transactions and/or events occurring after December 31, 2003. Neither examination resulted in any significant regulatory compliance issues being raised by the Texas Department of Insurance.

The March 26, 2002 Market Conduct Examination Report for ASIC issued by Arizona’s Department of Insurance contained a recommendation that the Arizona Director of Insurance determine if cause existed to take disciplinary action against ASIC for various apparent law violations cited in the report. Subsequent to the issuance of the report, ASIC entered into a voluntary Consent Order with the Arizona Department of Insurance pursuant to which ASIC agreed to undertake various remedial actions in respect of the apparent law violations cited in the report. ASIC made reports to the Arizona Department required by the Consent Order, and the Arizona Department of Insurance has advised that, while compliance with the Consent Order is subject to further verification upon future examination, the Arizona Department of Insurance is satisfied that ASIC has completed the remedial requirements of the Consent Order. While there were no material adverse findings or recommended changes to NLASCO’s or its insurance company subsidiaries’ operations identified in the recently completed financial examinations conducted by the departments of insurance of other states, there can be no assurance that there will not be adverse findings or recommended changes identified by these or other state insurance departments in the future. In addition, significant adverse findings could lead to a revocation of NLASCO’s or its insurance company subsidiaries’ licenses. Any adverse findings or recommended changes resulting from such financial examinations, or from any future examinations, could have a material adverse effect on NLASCO’s or its insurance company subsidiaries’ financial condition and results of operation.

NLASCO relies on its information technology and telecommunications systems, and the failure or disruption of these systems could disrupt its operations and adversely affect its results of operations.

NLASCO’s business is highly dependent upon the successful and uninterrupted functioning of its information technology and telecommunications systems. NLASCO relies on these systems to process new and renewal business, issue policies, provide customer service, make claims payments and facilitate collections and cancellations, as well as to perform actuarial and other analytical functions necessary for pricing and product development. NLASCO’s systems could fail of their own accord or could be disrupted by factors such as natural disasters, power disruptions or surges, failure of third party systems or support, computer hackers, terrorist attacks or other factors beyond its control. Failure or disruption of these systems, or the back-up systems, for any reason could disrupt its operations and adversely affect its results of operations.

Failures in NLASCO’s electronic underwriting system could adversely affect its financial condition and results of operations.

NLASCO’s Internet-based Policy Agency Claim System, or PACS, was primarily developed in-house. PACS is fully integrated and is able to process quotes, policy issuance, billings, payments and claims. The system is designed for ease of use by agents and employees. PACS is an integral part of NLASCO’s success, and the growth of its business is highly dependent upon it. Almost all applications are submitted online. Problems or errors of which NLASCO is not currently aware may have occurred in connection with the installation, upgrading or maintenance of this system or any of its other systems or may result from a major physical disaster or other calamity that causes damage to NLASCO’s systems generally. A loss of PACS or any of NLASCO’s other systems for a sustained period of time could have an adverse impact on its financial condition and results of operations.

Failure to develop an adequate knowledge transfer or a succession plan for NLASCO’s information technology personnel could adversely affect its financial condition and results of operations.

The success of PACS and NLASCO’s other systems depend heavily on the incumbent information technology team that developed the system. A loss of key members of this team without adequate knowledge transfer or a succession plan could disrupt NLASCO’s operations and adversely affect its results of operations.

Claims by third parties that NLASCO infringes their proprietary technology could adversely affect NLASCO’s financial condition and results of operations.

If NLASCO discovers that any of its products or technology that it licenses from third parties violate third party proprietary rights, NLASCO may not be able to reengineer its products or obtain a license on commercially reasonable terms to continue using the products or technology without substantial reengineering, or to otherwise modify programs. In addition, product and technology development is inherently uncertain in a rapidly evolving technology environment in which there may be numerous patent applications pending for similar technologies, many of which are confidential when filed. In addition, much of the software used by NLASCO may be used subject to a licensing agreement, and NLASCO’s failure to comply with the terms for usage under any such licensing agreement could subject it to claims which could adversely impact its business. Although NLASCO sometimes may be indemnified by third parties against claims that licensed third party technology infringes proprietary rights of others, this indemnity may be limited, unavailable or, where the third party lacks sufficient assets or insurance, ineffective. NLASCO currently does not have liability insurance to protect against the risk that its technology or future licensed third party technology infringes the proprietary rights of others. Any claim of infringement, even if invalid, could cause NLASCO to incur substantial costs defending against the claim and could distract its management from the business. Furthermore, a party making such a claim could secure a judgment that requires NLASCO to pay substantial damages. A judgment could also include an injunction or other court order that could prevent NLASCO from using the products and technologies. Any of these events could have a material adverse effect on NLASCO’s business, operating results and financial condition.

Acquisitions could result in operating difficulties, dilution and other harmful consequences.

From time to time, NLASCO may engage in discussions regarding potential acquisitions, including potential acquisitions that could be material to its financial condition and results of operations. NLASCO may acquire whole businesses or books of business that fit its underwriting competencies from insurance companies, MGAs and other agents. In addition, NLASCO may expand its business, product offerings and policyholder base by acquiring businesses in areas in which NLASCO has limited operating experience. The process of integrating an acquired company or book of business, including, without limitation, with respect to the recent acquisition of assets of Longhorn General Agency, Inc., may create unforeseen operating difficulties and expenditures. In particular:

•       NLASCO has achieved its prior success by applying a disciplined approach to underwriting and pricing in select markets that are not well served by its competitors. NLASCO may not be able to successfully implement its underwriting, claims management, pricing and product strategies in companies or books of business it acquires;

•       NLASCO may not be able to retain the agents associated with acquired businesses and as a result may fail to realize the anticipated potential benefits of the acquisition;

•       NLASCO could be required to implement or remediate controls, procedures and policies for an acquired privately-held company that prior to acquisition may not have been required;

•       An acquisition could present cultural challenges associated with integrating employees from the acquired company into the organization, which could result in a loss of employees from the businesses NLASCO acquires and other adverse consequences;

•       NLASCO’s management may have to divert its time and energy from operating the business to integration challenges;

•       NLASCO could have no prior experience operating the type of business that it acquires, which could create difficulties and result in NLASCO failing to realize many of the anticipated potential benefits of the acquisition; and

•       An acquisition could dilute NLASCO’s book value per share or after-tax return on average equity.

The anticipated benefits of any acquisition may not materialize. Future acquisitions could result in the incurrence of debt or an assumption of inadequate liabilities for losses and loss adjusted expenses or claims management structures, any of which could harm NLASCO’s financial condition. Future acquisitions may require NLASCO to obtain additional equity or debt financing, which may not be available on favorable terms or at all.

Applicable insurance laws may make it difficult to effect a change of control of NLASCO.

NLIC and ASIC are domiciled in Texas. Before a person can acquire control of an insurance company domiciled in Texas, prior written approval must be obtained from the Texas Department of Insurance. Acquisition of control would be presumed on the acquisition, directly or indirectly, of 10% or more of NLASCO’s outstanding voting stock, unless the regulators determine otherwise. Prior to granting approval of an application to acquire control of a domestic insurer, the Texas Department of Insurance will consider factors such as:

•       the financial strength of the acquirer;

•       the integrity and management experience of the acquirer’s board of directors and executive officers;

•       the acquirer’s plans for the management of the insurer;

•       the acquirer’s plans to declare dividends, sell assets or incur debt;

•       the acquirer’s plans for the future operations of the domestic insurer;

•       the impact of the acquisition on continued licensure of the domestic insurer;

•       the impact on the interests of Texas policyholders; and

•       any anti-competitive results that may arise from the consummation of the acquisition of control.

These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of NLASCO, including transactions that some or all of our stockholders might consider desirable.

Risks Related to Our Properties and Operations

Adverse economic or other conditions in the markets in which we do business, including our five largest markets of Dallas/Fort Worth, Texas; Atlanta, Georgia; Salt Lake City, Utah; the Front Range of Colorado; and Kansas City-Lawrence-Topeka, Kansas/Missouri, could negatively affect our occupancy and results of operations.

Our operating results are dependent in part upon our ability to maintain and improve occupancy in our communities. Adverse economic or other conditions in the markets in which we do business, and specifically in metropolitan areas of those markets, may negatively affect our occupancy and rental rates, which, in turn, may negatively affect our revenues. If our communities and our financing activities do not generate sufficient funds to meet our cash requirements, including operating and other expenses and capital expenditures, our net income, cash flow, financial condition, ability to service our indebtedness, and ability to make distributions could be adversely affected, any of which could adversely affect the trading price of our publicly traded securities. The following factors, among others, may adversely affect the occupancy of our communities and/or the revenues generated by our communities:

•       competition from other available manufactured housing sites or available land for the placement of manufactured homes outside of established communities and alternative forms of housing (such as apartment buildings and site built single-family homes);

•       local real estate market conditions such as the oversupply of manufactured housing sites or a reduction in demand for manufactured housing sites in an area;

•       the residential rental market, which may limit the extent to which our rents, whether for homes or homesites, may be increased to meet increased expenses without decreasing our occupancy rates;

•       perceptions by prospective tenants of the safety, convenience and attractiveness of our communities and the neighborhoods where they are located;

•       our residents’ performance in accordance with the terms of their conditional obligations;

•       economic factors in each of these markets, such as a loss of a major employer, increases in property tax rates or other similar factors;

•       our ability to provide adequate management, maintenance and insurance; and

•       increased operating costs, including insurance premiums, real estate taxes and utilities, or increased costs due to changes in zoning or ordinance requirements or enforcement of the same.

Our communities located in Dallas/Fort Worth, Texas; Atlanta, Georgia; Salt Lake City, Utah; the Front Range of Colorado; and Kansas City-Lawrence-Topeka, Kansas/Missouri, contain approximately 12.5%, 8.7%, 6.6%, 5.7% and 4.2%, respectively, of our total homesites as of September 30, 2006. As a result of the geographic concentration of our communities in these markets, we are particularly exposed to the risks of downturns in these local economies as well as to other local real estate market conditions or other conditions which could adversely affect our occupancy rates, rental rates, costs of operation and the values of communities in these markets.

Our results of operations also would be adversely affected if our tenants are unable to pay rent or if our homesites or our rental homes are unable to be rented on favorable terms. If we are unable to promptly relet our homesites and rental homes or renew our leases for a significant number of our homesites or rental homes, or if the rental rates upon such renewal or reletting are significantly lower than expected rates, then our business and results of operations would be adversely affected. In addition, certain expenditures associated with each community (such as real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from such community and could increase without a corresponding increase in rental or other income. Furthermore, real estate investments are relatively illiquid and, therefore, will tend to limit our ability to vary our portfolio promptly in response to changes in economic or market conditions.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increase in defaults under existing leases, which would adversely affect our net income, cash flow, financial condition and ability to service our indebtedness, any of which could adversely affect the trading price of our publicly traded securities.

We may not be able to maintain and improve our occupancy through expansion of our home rental program and our home lease with option to purchase program, which could negatively affect our revenue and our results of operations.

We have responded to the challenging operating environment for manufactured home communities by developing and implementing a range of programs and initiatives aimed at increasing and maintaining our occupancy, including our home rental program and our home lease with option to purchase program. Our ability to increase and maintain occupancy and improve our operating margins in our existing communities in the future will depend to a certain degree upon the success of these programs.

Pursuant to our rental home program, we acquire manufactured homes, place them on unoccupied homesites in selected communities in our portfolio and lease them, typically for a one-year lease term. We also acquire repossessed homes in our communities through an offer and bid process with third party finance companies. For the nine months ended September 30, 2006, rental income received from residents of our rental homes totaled $43.7 million. Our overall occupancy at September 30, 2006, excluding communities held for sale, was 83.3% with homeowners occupying 68.2% of our total homesites and tenants in our rental homes occupying approximately 15.1% of our total homesites. If we are unable to maintain and/or improve occupancy in our communities through expansion of our lease with option to purchase program and our home rental program, our operating results may be negatively affected. Our ownership of rental homes also increases our capital requirements and our operating expenses and subjects us to greater exposure to risks such as re-leasing risks and mold-related claims. In addition, any increased sales and leasing activities increase our exposure to these matters as well as to legal and regulatory compliance costs and risks and to litigation and claims arising out of our sales and leasing activities.

Our home lease with option to purchase program is a program that differs significantly from programs offered by some of our competitors, and we are not aware of any home lease with option to purchase program structured similarly to ours. Accordingly, while we believe our program has been structured and is being implemented in compliance with applicable legal and regulatory requirements in all material respects, we have no significant experience operating this program, and neither the structure and terms of the program nor our management and implementation of the program have been subject to review by any court or regulatory agency or authority in any suit or proceeding. We cannot assure you, if any such review were to occur, that the structure and terms of the program and our management and implementation of the program will be found to be in compliance with all such applicable legal and regulatory requirements. Any determination by a court or other agency or authority of competent jurisdiction finding a violation of any applicable legal or regulatory requirements, or the threat of such a determination, could subject us to material costs, fines, penalties, judgments or other payments, or could cause us to have significant issues with respect to the continuance of the program, which could have an adverse effect on our financial condition and results of operations, and also could result in significant changes to the structure and terms of the program, which could increase the costs to us of continuing the program or otherwise adversely affect our ability to continue to maintain the program, which could have an adverse effect on our ability to increase occupancy and improve our results of operations.

We may not be able to maintain and improve our occupancy through our in-community home sales and financing program, which could adversely affect our revenues and our results of operations.

We have responded to the challenging operating environment for manufactured home communities by developing and implementing a range of programs and initiatives aimed at increasing and maintaining our occupancy, including our in-community home sales and financing initiative. Our ability to maintain and increase occupancy and improve our operating margins in our existing communities and retail operations in the future will depend to some degree upon the success of this initiative.

Through our in-community home sales and financing initiative, we have expanded our capability both to acquire for-sale manufactured home inventory and sell these homes to customers in our communities at competitive prices and to finance sales of these homes to customers in our communities. We have obtained a multi-year debt facility pursuant to which we will be able to fund up to $125.0 million to support loan originations in connection with the sale of homes in our communities. If we are not able to maintain this debt facility, we do not expect to be able to fully fund this initiative, which could significantly impair our ability to maintain or increase our occupancy in our communities, improve operating margins in our retail operations and to achieve growth in our revenue and overall operating margins. Additionally, if we do not have sufficient overall capital available to purchase additional homes in the future, we may not be able to implement or fully implement these programs or initiatives, which could significantly impair our ability to maintain or increase our occupancy in our communities, improve operating margins in our retail operations and to achieve growth in our revenues and overall operating margins.

The availability of advances of funds under our consumer finance debt facility is subject to certain conditions that are beyond our control. Conditions that could result in our inability to draw on this facility include a downgrade of the lender’s credit rating and the absence of certain markets for financing debt obligations secured by securities or mortgage loans. Funding under this facility may also be denied if the lender determines that the value of the assets serving as collateral would be insufficient to maintain the required 75% loan-to-value ratio upon giving effect to a request for funding. The lender can also at any time require that we prepay amounts funded or provide additional collateral if, in its judgment, this is necessary to maintain the 75% loan-to-value ratio.

Although some members of our management group have experience in the consumer finance business, we have limited operating history and we cannot assure that we will be able to successfully expand this initiative and manage this business. Loans produced by our in-community home sales and financing initiative may have higher default rates than we anticipate, and demand for consumer financing may not be as great as we anticipate or may decline.

Our in-community home sales and financing initiative operates in a regulated industry with significant consumer protection laws, and the regulatory framework may change in a manner which may adversely affect our operating results. The regulatory environment and associated consumer finance laws create a risk of greater liability from our in-community home sales and financing initiative and could subject us to private claims and awards. This initiative is dependent on licenses granted by state and Federal regulatory bodies, which may be withdrawn or which may not be renewed and which could have an adverse impact on our ability to achieve our operating objectives. We have obtained many, and are in the process of obtaining all of the remaining state and local licenses and permits necessary for us to implement this initiative in all of the markets in which we operate.

The terms of our acquisition agreement with Hometown America, L.L.C., or Hometown, may cause us to incur additional costs and liabilities.

Pursuant to the acquisition agreement with Hometown, we have assumed all liabilities and obligations of Hometown with respect to the Hometown communities and the other acquired assets, whether known or unknown, absolute or contingent, and whether arising before or after the date we acquired the Hometown communities, subject to limited exceptions. In addition, Hometown is not required to indemnify us for any inaccuracy in or breach of any of its representations or warranties in the agreement. As a result of these provisions, we are responsible for liabilities and obligations with respect to the Hometown communities and the other acquired assets for which we have no recourse to Hometown or anyone else, and we may incur unanticipated costs in connection with completion of the Hometown acquisition and the integration of the Hometown communities in excess of our expected costs.

The manufactured housing industry continues to face a challenging operating environment marked by a shortage of available financing for home purchases and a significant decrease in manufactured home shipments, which has put downward pressure on occupancy in manufactured home communities and may continue to do so.

The manufactured housing industry continues to face a challenging operating environment which has resulted in losses, exits from the industry and significant curtailment of activity among manufacturers, retailers and consumer finance companies. When compared to the manufacturing, retail home sales and consumer finance sectors of the manufactured housing industry, the manufactured home community sector has been relatively less affected than the other three sectors but is also facing challenging conditions, including an increase in the number of repossessed and abandoned homes, a shortage of consumer financing to support new manufactured home sales and move-ins and resale of existing homes in manufactured home communities, and historically low mortgage interest rates and favorable credit terms for traditional entry-level, site-built housing, all of which has put downward pressure on occupancy levels in our manufactured home communities and may continue to do so. We expect industry conditions will remain difficult for the foreseeable future, based partly on overall economic conditions throughout the U.S. and a continued shortage of consumer financing for manufactured home buyers.

We have reported historical accounting losses on a consolidated basis since our inception, and we may continue to report accounting losses in the future.

We have had net losses available to common stockholders of $13.5 million for the nine months ended September 30, 2006 and $194.8 million, $94.7 million, $34.4 million, $40.8 million and $13.1 million for the years ended December 31, 2005, 2004, 2003, 2002, and 2001, respectively. As of September 30, 2006, our retained deficit was $480.7 million. There can be no assurance that we will not continue to incur net losses in the future.

We may not be successful in identifying suitable acquisitions that meet our criteria or in completing such acquisitions and successfully integrating and operating acquired properties, which may impede our growth and negatively affect our results of operations.

Our ability to expand through acquisitions has historically been a part of our business strategy and requires us to identify suitable acquisition candidates or investment opportunities that meet our criteria and are compatible with our strategy. We may not continue to seek acquisitions, be successful in identifying suitable real estate properties or other assets that meet our acquisition criteria, or be successful in consummating acquisitions or investments on satisfactory terms. If we do not continue to identify or consummate acquisitions it could reduce the number of acquisitions we complete and slow our growth, which could in turn adversely affect our stock price.

We continue to evaluate available manufactured home communities in select markets when strategic opportunities arise. Our ability to acquire properties on favorable terms and successfully integrate and operate them may be exposed to the following significant risks:

•       we may not have sufficient capital to seek additional acquisitions;

•       we may be unable to acquire a desired property because of competition from local investors and other real estate investors with significant capital, including other publicly traded companies and institutional investment funds;

•       even if we are able to acquire a desired property, competition from other potential acquirers may significantly increase the purchase price which could reduce our profitability;

•       even if we enter into agreements for the acquisition of manufactured home communities, these agreements are subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction;

•       we may be unable to finance the acquisition at all or on favorable terms;

•       we may spend more than the time and amounts budgeted to make necessary improvements or renovations to acquired properties;

•       we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and consequently our results of operations and financial condition could be adversely affected;

•       market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

•       we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of the properties and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

The availability of competing housing alternatives in our markets could negatively affect occupancy levels and rents in our communities, which could adversely affect our revenue and our results of operations.

All of our properties are located in markets that include other manufactured home communities. The number of competing manufactured home communities in a particular market could have a material effect on our ability to lease our homes and/or homesites and to maintain or raise rents. Other forms of multifamily residential properties and single family housing, including rental properties, represent competitive alternatives to our communities. The availability of a number of other housing options, such as apartment units and new or existing site-built housing stock, the comparative pricing of the same, as well as more favorable financing alternatives for the same, could have an adverse effect on our occupancy and rents, which could adversely affect our cash flow, financial condition and results of operations.

Uninsured losses or losses in excess of our insurance coverage could adversely affect our financial condition and our cash flow.

We maintain comprehensive liability, fire, flood (where appropriate), extended coverage and rental loss insurance with respect to our properties with policy specifications, limits and deductibles customarily carried for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots, acts of war or terrorism. Should an uninsured loss occur, we could lose both our investment in, and anticipated profits and cash flow from, a property, which could adversely affect our financial condition and our ability to make distributions to our stockholders. In addition, if any such loss is insured, we may be required to pay a significant deductible on any claim for recovery of such a loss prior to our insurer being obligated to reimburse us for the loss or the amount of the loss may exceed our coverage for the loss.

Exposure to mold and contamination related claims that are problematic to insure against could adversely affect our results of operations.

We own a significant number of homes for sale or rental homes, which we lease or sell to third parties. In each of these homes, we run a risk of mold, mildew and/or fungus related claims if these items are found in any home. In addition, we provide water and sewer systems in certain of our communities and we are subject to the risk that if a home is not properly connected to a system, or if the integrity of the system is breached, mold or other contamination can develop. If this were to occur, we could incur significant remedial costs and we may also be subject to private damage claims and awards, which could be material. If we become subject to claims in this regard, it could adversely affect our financial condition, results of operations and insurability, ability to service our indebtedness, including the notes, and ability to make distributions, any of which could adversely affect the trading price of our common stock.

Environmental compliance costs and liabilities associated with operating our communities may affect our results of operations.

Under various Federal, state and local laws, ordinances and regulations, owners and operators of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner’s or operator’s ability to lease, sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials.

In connection with the ownership (direct or indirect), operation, management and development of real properties, we may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property. All but one of our properties have been subject to a Phase I or similar environmental audit (which involves general inspections without soil sampling or ground water analysis) completed by independent environmental consultants. These environmental audits have not revealed any significant environmental liability that we believe would have a material adverse effect on our business or results of operations. No assurances can be given that existing environmental studies with respect to any of our properties reveal all environmental liabilities, that any prior owner or operator of our properties did not create any material environmental condition not known to us, or that a material environmental condition does not otherwise exist as to any one or more of our properties. Furthermore, material environmental conditions, liabilities, or compliance concerns may have arisen after the review was completed or may arise in the future; and future laws, ordinances or regulations may impose material additional environmental liability, which would adversely affect our financial condition and results of operations.

In addition, to the extent we maintain and operate a water delivery system in any community, we are subject to Federal regulations and state statutes regarding operation of said system.

Increases in taxes may reduce our income.

Costs resulting from changes in real estate tax laws generally are not passed through to tenants directly and will affect us. Increases in income, service or other taxes generally are not passed through to tenants under leases and may adversely affect any net income, funds from operations, cash flow, financial condition, results of operations and ability to service our indebtedness, any of which could adversely affect the trading price of our public securities.

Rent control or rent stabilization legislation and other regulatory restrictions may limit our ability to increase rents or dispose of our properties.

Certain states and municipalities have adopted laws and regulations specifically regulating the ownership and operation of manufactured home communities and others are currently considering the adoption of similar laws. These laws and regulations include provisions imposing restrictions on the timing or amount of rent increases and granting to community residents a right of first refusal on a sale of their community by the owner to a third party. Enactments of similar laws and regulations have been or may be considered from time to time in other jurisdictions. We currently own 5,970 homesites (excluding discontinued operations) in Florida, a state that maintains rent control regulations. These communities represent 10.4% of our total homesites. We presently expect to continue to operate manufactured home communities, and may in the future acquire manufactured home communities, in areas that are subject to one or more of these types of laws or regulations or where legislation with respect to such laws or regulations may be enacted in the future. Laws and regulations regulating landlord/tenant relationships or otherwise relating to the ownership and operation of manufactured home communities, whether currently existing or enacted in the future, could limit our ability to increase rents or recover increases in our operating expenses and could make it more difficult for us to dispose of properties in certain circumstances.

Costs associated with complying with the Americans with Disabilities Act of 1990 may result in unanticipated expenses.

Under the Americans with Disabilities Act of 1990, or ADA, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional Federal, state and local laws may also require modifications to our properties, or restrict certain further renovations of the properties, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988, or FHAA, requires apartment properties first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. Although we believe that our properties are substantially in compliance with present requirements, we have not conducted an audit or investigation of all of our properties to determine our compliance and we cannot predict the ultimate cost of compliance with the ADA, the FHAA or other legislation. If one or more of our communities is not in compliance with the ADA, the FHAA or other legislation, then we would be required to incur additional costs to bring the community into compliance. If we incur substantial costs to comply with the ADA, the FHAA or other legislation, our financial condition, results of operations, cash flow, per share trading price of our common stock and our ability to satisfy our debt service obligations could be adversely affected.

We may incur significant costs complying with other regulations applicable to our business.

The properties in our portfolio are subject to various Federal, state and local regulatory requirements, such as state and local fire, life-safety and utility compliance requirements. If we fail to comply with these various requirements, we might incur governmental fines or private damage awards. We believe that the properties in our portfolio are currently in material compliance with all applicable regulatory requirements. Requirements may change and future requirements may require us to make significant unanticipated expenditures that could adversely affect our net income, cash flow and financial condition, ability to satisfy our debt service obligations and the per share trading price of our common stock.

Expansion of our existing communities entails certain risks which may negatively affect our operating results.

We may expand our existing communities where a community contains adjacent undeveloped land and where the land is zoned for manufactured housing. The manufactured home community expansion business involves significant risks in addition to those involved in the ownership and operation of established manufactured home communities, including the risks that financing may not be available on favorable terms for expansion projects, that the cost of construction may exceed estimates or budgets, that construction and lease-up may not be completed on schedule resulting in increased debt service expense and construction costs, that long-term financing may not be available on completion of construction, and that homesites may not be leased on profitable terms or at all. In connection with any expansion of our existing communities, if any of the above occurs our financial condition and results of operations could be adversely affected.

Risks Related to Our Debt Financings

We are subject to the risks normally associated with debt financing, including the risk that payments of principal and interest on borrowings may leave us with insufficient cash to operate our communities.

As of September 30, 2006, we had approximately $1,054.0 million of outstanding indebtedness, $931.6 million of which was secured. We expect to incur additional debt in the future to the extent necessary to fund our future cash needs, including making additional borrowings under our revolving credit facility or additional borrowings pursuant to other available financing sources. Additionally, we do not anticipate that our internally generated cash flow will be adequate to repay our existing indebtedness upon maturity and, therefore, we expect to repay our indebtedness through refinancing and equity offerings.

Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•       our cash flow may be insufficient to meet our required principal and interest payments;

•       we may be unable to borrow additional funds, either on favorable terms or at all, as needed, to make acquisitions;

•       we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•       because a portion of our debt bears interest at variable rates, an increase in interest rates could materially increase our interest expense;

•       we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•       after debt service, the amount available for distributions to our stockholders is reduced;

•       our debt level could place us at a competitive disadvantage compared to our competitors with less debt;

•       we may experience increased vulnerability to economic and industry downturns, reducing our ability to respond to changing business and economic conditions;

•       we may default on our obligations and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases;

•       we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

•       our default under any one of our mortgage loans with cross-default or cross-collateralization provisions could result in default on other indebtedness or result in the foreclosures of other properties.

We could become more highly leveraged because our organizational documents contain no limitation on the amount of debt we may incur.

Our organizational documents contain no limitations on the amount of indebtedness that we or our operating partnership may incur. Although we intend to maintain a balance between our total outstanding indebtedness and the value of our portfolio, we could alter this balance at any time. If we become more highly leveraged, then the resulting increase in debt service could adversely affect our ability to make payments on our outstanding indebtedness.

Increases in interest rates may increase our interest expense, which would adversely affect our cash flow and our ability to service our indebtedness.

As of September 30, 2006, approximately 9% of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense, which would adversely affect our cash flow, our ability to service our indebtedness and our ability to make distributions to our stockholders. As of September 30, 2006, we had a total of $97.4 million of variable rate debt bearing a weighted average interest rate of approximately 7.2% per annum.

Failure to hedge effectively against interest rate changes may adversely affect our results of operations.

We seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements that involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements, and that these arrangements may not be effective in reducing our exposure to interest rate changes. Failure to hedge effectively against interest rate changes may adversely affect our financial condition and results of operations.

Our growth depends on external sources of capital which are outside of our control.

We have historically relied on third-party sources to fund our capital needs. We may not be able to obtain the financing on favorable terms or at all. Any additional debt we incur will increase our leverage. Our access to third-party sources of capital depends, in part, on:

•       general market conditions;

•       the market’s perception of our growth potential;

•       our current debt levels;

•       our current and expected future earnings;

•       our cash flow and cash distributions; and

•       the market price per share of our common stock.

If we cannot obtain capital from third-party sources, we may not be able to acquire properties when strategic opportunities exist, satisfy our debt service obligations or make distributions.

Risks Related to ARC’s Organizational and Corporate Structure

Our business could be harmed if key personnel terminate their employment with us.

Our success is dependent on the efforts of our executive officers and senior management team. The loss of their services could materially and adversely affect our operations.

We may change our investment and financing strategies and enter into new lines of business without stockholder consent, which may result in riskier investments than our current investments.

We may change our business, investment and financing strategies and enter into new lines of business at any time without the consent of our stockholders, which could result in our making investments and engaging in business activities that are different from, and possibly riskier than, the investments and businesses described in this prospectus. A change in our investment strategy or our entry into new lines of business may increase our exposure to interest rate and other risk or real estate market fluctuations.

Our decision not to operate as a REIT could result in higher tax expenses.

We have determined that beginning with the tax year ending December 31, 2006, we would no longer operate as a REIT. Because of this decision not to operate as a REIT, we will not be allowed a deduction for dividends paid to our stockholders in computing our taxable income and will be subject to U.S. Federal income tax (including any applicable alternative minimum tax) on our taxable income at corporate tax rates. There are uncertainties involving the utilization of NOLs, including NOL restrictions and NOL expiration.

Unless entitled to relief under certain statutory provisions, we also will be disqualified from electing to be a REIT for the four taxable years following the year during which our qualification is discontinued. This treatment could reduce our net earnings available for investment or distribution to our stockholders because of the additional tax liability to us for the years involved. As a result of the additional U.S. Federal income tax liability, we might need to borrow funds or liquidate certain investments on terms that may be disadvantageous to us in order to pay the applicable tax, and we would not be compelled to make distributions under the Internal Revenue Code.

Conflicts of interest could arise as a result of our relationship with our operating partnership.

Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our Company and our stockholders under applicable Maryland law in connection with their management of our Company. At the same time, we, as general partner, have fiduciary duties to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership. Our duties as general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to our Company and our stockholders. The partnership agreement of our operating partnership does not require us to resolve such conflicts in favor of either our stockholders or the limited partners in our operating partnership.

Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.

Additionally, the partnership agreement expressly limits our liability by providing that we, and our officers and directors, will not be liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such director or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, our affiliates and each of our respective officers, directors, employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities, joint or several, expenses, judgments, fines and other actions incurred by us or such other persons, provided that our operating partnership will not indemnify for (i) willful misconduct or a knowing violation of the law or (ii) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement.

The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement.

We may suffer adverse consequences if we expand or enter into new non-real estate business ventures.

Our operating partnership owns or invests in businesses that currently or may in the future engage in more diverse and riskier ventures, such as the sale of manufactured homes and financing of manufactured home sales on a broader scale (rather than only to customers in our communities), inventory financing, sales of home improvement products, brokerage of manufactured homes, acting as agent for sales of insurance and related products, third-party property management and other non-real estate business ventures that our management and board of directors determine, using reasonable business judgment, will benefit us.

This strategy could expose the holders of our securities to more risk than a business strategy in which our operations are limited to real estate business ventures, because we do not have the same experience in non-real estate business ventures that we do in the ownership and operation of manufactured home communities and the related businesses we conduct.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter eliminates our directors’ and officers’ liability to us and our stockholders for money damages except for liability resulting from actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our bylaws require us to indemnify our directors and officers for liability resulting from actions taken by them in those capacities to the maximum extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our directors and officers.

FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus that address results or developments that ARC expects or anticipates will or may occur in the future, where statements are preceded by, followed by or include the words “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases, including such things as our business strategy, our ability to obtain future financing arrangements, estimates relating to our future distributions, our understanding of our competition, market trends, projected capital expenditures, the impact of technology on our products, operations and business are forward-looking statements.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. These risks, along with the risks disclosed in the section of this prospectus entitled “Risk Factors” beginning on page 6 and the following factors, could cause actual results to vary from our forward-looking statements:

•       failure to complete or timely complete the NLASCO acquisition;

•       failure of ARC to realize the benefits of the NLASCO acquisition or to complete it on favorable financing terms;

•       failure to adequately diligence the acquisition transaction;

•       failure of NLASCO’s insurance subsidiaries to maintain their respective A.M. Best ratings;

•       failure to maintain NLASCO employees;

•       failure to maintain NLASCO’s current agents;

•       lack of demand for insurance products;

•       cost or availability of adequate reinsurance;

•       changes in key management;

•       failure of NLASCO’s reinsurers to pay obligations under reinsurance contracts;

•       failure of NLASCO to maintain sufficient reserves for losses on insurance policies;

•       failure of NLASCO to maintain appropriate insurance licenses;

•       competition confronting ARC from other forms of single or multifamily housing;

•       changes in market rental rates, supply and demand for affordable housing, the cost of acquiring, transporting, setting or selling manufactured homes;

•       the availability of manufactured homes from manufacturers;

•       the availability of cash or financing for ARC to acquire additional manufactured homes;

•       the ability of manufactured home buyers to obtain financing;

•       our ability to maintain or increase rental rates and maintain or improve occupancy;

•       the level of repossessions by manufactured home lenders;

•       the adverse impact of external factors such as changes in interest rates, inflation and consumer confidence;

•       our ability to identify acquisitions, have funds available for acquisitions, the pace of acquisitions and/or dispositions of communities and new or rental homes;

•       corporate debt ratings;

•       demand for home purchases in our communities and demand for financing of such purchases;

•       demand for rental homes in our communities;

•       the condition of capital markets;

•       actual outcome of the resolution of any conflict;

•       our ability to successfully integrate and operate acquired companies and/or properties;

•       our decision and ability to sell additional communities and the terms and conditions of any such sales and whether any such sales actually close;

•       issues arising from our decision not to continue to maintain our status as a REIT;

•       our ability to use NOL carryforwards to reduce future tax payments;

•       the impact of the Internal Revenue Code and rules on our balance sheet and business operations;

•       our ability to pay dividends or make other distributions to our stockholders and the OP unitholders;

•       environmental uncertainties and risks related to natural disasters;

•       changes in and compliance with real estate permitting, licensing and zoning laws including legislation affecting monthly leases and rent control and increases in property taxes; and

•       changes in and compliance with licensing requirements regarding the sale of insurance and/or the sale or leasing of manufactured homes.

Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized, or even substantially realized, and that they will have the expected consequences to or effects on the Company and its business or operations. Forward-looking statements made in this prospectus speak as of the date hereof. The Company undertakes no obligation to update or revise any forward-looking statement in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds upon any issuance of shares of our common stock pursuant to this prospectus.

REDEMPTION OF UNITS

The following description of the redemption provisions of the Series C Preferred Units is only a summary of such provisions and holders of Series C Preferred Units should carefully review the rest of this prospectus and the registration statement of which this prospectus is a part, and the documents we incorporate by reference as exhibits to such registration statement, particularly our charter, our bylaws and the partnership agreement of our operating partnership (including the Designation of the Series C Preferred Units), for more complete information.

On June 30, 2004, we acquired 36 manufactured home communities from D.A.M. MASTER ENTITY, L.P. for a total purchase price of approximately $65.5 million, including assumed indebtedness with a fair value of $29.7 million. In addition to $2.7 million in cash and the assumption of debt, this acquisition was funded through the issuance by the operating partnership of Series B, Series C and Series D Partnership Preferred Units, having an aggregate liquidation preference of $33.1 million. All of the Series D Partnership Preferred Units, totaling $8.0 million in aggregate liquidation preference, were redeemed for cash on July 6, 2004. All of the Series B Partnership Preferred Units were redeemed for notes on July 18, 2005, which were paid in full in January 2006.

Holders of Series C Preferred Units maintain a right to have their units redeemed. At any time after January 1, 2007, each Holder of Series C Preferred Units has the right to require the operating partnership to redeem all or a portion of such Series C Preferred Units in exchange for (1) one-eighth of such holder’s Series C Preferred Units for cash in an amount per Series C Preferred Unit equal to the liquidation preference of the Series C Preferred Units ($25.00 per unit plus any accumulated, accrued and unpaid distributions), and (2) such holder’s remaining Series C Preferred Units by delivery to the holder of a negotiable note (subject to standard transfer restrictions applicable to securities not registered under the Securities Act), bearing interest at a rate of 7.0% per annum, with a principal amount equal to the liquidation preference of such remaining Series C Preferred Units ($25.00 per unit plus any accumulated, accrued and unpaid distributions), payable in such amounts (expressed as a percentage of the Series C Principal Amount) and on such dates as follows:

Days Following the Series C Redemption Date	Principal Amount
91st day	14-2/7%
181st day	14-2/7%
271st day	14-2/7%
361st day	14-2/7%
451st day	14-2/7%
541st day	14-2/7%
631st day	14-2/7%

On each date on which a portion of the Series C Principal Amount becomes due and payable, the then-accrued and unpaid interest pursuant to the Note shall become due and payable. Notwithstanding the foregoing, upon notice to a holder of Series C Preferred Units delivered by the operating partnership, the operating partnership may redeem all or any portion of such holder’s Series C Preferred Units on the redemption date for cash in an amount per Series C Preferred Unit equal to the liquidation preference of the Series C Preferred Units ($25.00 per unit plus any accumulated, accrued and unpaid distributions). Regardless of the binding or non-binding nature of a pending redemption, a Series C Preferred Unit holder seeking to redeem units will have no right to receive distributions with respect to any Series C

Preferred Units (other than the cash amounts payable pursuant to this paragraph) paid after delivery of a redemption notice, whether or not the record date for such distribution precedes or coincides with delivery of such notice.

Notwithstanding the foregoing, on or before the fifth business day after the receipt by the operating partnership of any redemption notice with respect to Series C Preferred Units, we may elect to acquire some or all of such Series C Preferred Units in exchange for a number of authorized but previously unissued shares of our common stock equal to the liquidation preference of such Series C Preferred Units ($25.00 per unit plus any accumulated, accrued and unpaid distributions) multiplied by the aggregate number of such Series C Preferred Units to be acquired by us, divided by the average closing market price of a share of our common stock for the ten consecutive trading days immediately preceding the date of redemption, with cash paid in lieu of any fractional share. We may not exchange common shares for Series C Preferred Units unless the common shares to be issued will be issued pursuant to a registration statement on an appropriate form filed with and declared effective by the SEC.

To effect a redemption, a limited partner must give the general partner a notice of redemption along with written affidavits and certifications as to the limited partner’s ownership of our securities and compliance with the ownership limits in our charter. The redemption rights are subject to specific limitations contained in the partnership agreement and the Series C Preferred Unit Designation, including:

•       the exchange must not cause the tendering Series C Preferred Unit holder or any other person to violate the ownership limit set forth in our charter or any other provision of our charter;

•       the exchange must be for at least 4,000 Series C Preferred Units, or, if a holder holds less the than 4,000 Series C Preferred Units, all of the Series C Preferred Units held by the tendering holder;

•       a redemption may be effected by each holder of Series C Preferred Units only once in each fiscal quarter of a twelve-month period and may not be effected during the period after the record date immediately preceding any distribution payment date for distributions upon Series C Preferred Units and before the record date established by the general partner for a distribution to its stockholders of some or all of its portion of any partnership distribution;

•       the consummation of any redemption or exchange will be subject to the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and

•       a redemption may be deferred, in our sole and absolute discretion, for such time (but in any event not more than 90 days in the aggregate) as may reasonably be required to effect, if applicable, (A) compliance with the Securities Act or other law (including, but not limited to, state “blue sky” or other securities laws and the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and (B) satisfaction or waiver of other commercially reasonable and customary closing conditions and requirements for a transaction of such nature.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
OF AN EXCHANGE OR REDEMPTION OF UNITS

The following summary is a general discussion of certain material U.S. federal income tax consequences to a holder of Series C Preferred Units (a “unitholder”) that exercises its option to have all or a portion of such units redeemed as described in “Redemption of Units.”  This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department (“Treasury Regulations”), rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that the operation of ARC, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreement. This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation which may be important to a particular investor in light of its specific investment or tax circumstances, or if a particular investor is subject to special tax rules (for example, if a particular investor is a financial institution, broker-dealer, insurance company, tax-exempt organization or, except to the extent discussed below, foreign investor, as determined for U.S. federal income tax purposes). This summary assumes that Series C Preferred Units are held as capital assets, which generally means as property held for investment. No advance ruling has been or will be sought from the IRS, and no opinion of counsel will be received, regarding the U.S. federal, state, local or foreign tax consequences discussed herein.

The U.S. federal income tax consequences to a unitholder that exercises its option to have units redeemed depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law. No clear precedent or authority may be available on some questions. Accordingly, unitholders should consult their tax advisor regarding the U.S. federal, state, local and foreign tax consequences of an exchange or redemption of Series C Preferred Units in light of such unitholders specific tax situation.

Exchange or Redemption of Series C Preferred Units

If a unitholder tenders all of its Series C Preferred Units for redemption, a unitholder will recognize gain or loss in an amount equal to the difference between (i) the amount realized in the transaction (i.e., the sum of the cash, the fair market value of any note (as determined for U.S. federal income tax purposes) and the fair market value of any shares of our common stock received in such redemption plus the amount of our operating partnership liabilities allocable to such tendered unit at such time) and (ii) the unitholder’s tax basis in such unit, which tax basis will be adjusted for the unit’s allocable share of our operating partnership’s income, gain or loss for the taxable year of disposition. The tax liability resulting from the gain recognized on the disposition of a tendered unit could exceed the amount of cash and the fair market value of any shares of our common stock received in exchange therefor.

If our operating partnership redeems a tendered unit solely for cash (which is not contributed by ARC to effect the redemption), the tax consequences generally would be the same as described in the preceding paragraph, except that if our operating partnership redeems less than all of a unitholder’s units, the unitholder would recognize no taxable loss and would recognize taxable gain only to the extent that the cash, plus the amount of our operating partnership liabilities allocable to the redeemed units, exceeded the unitholder’s adjusted tax basis in all of such unitholder’s units immediately before the redemption.

Disguised Sales

Under the Internal Revenue Code, a transfer of property by a partner to a partnership followed by a related transfer by the partnership of money or other property to the partner is treated as a disguised sale if (i) the second transfer would not have occurred but for the first transfer and (ii) the second transfer is not dependent on the entrepreneurial risks of the partnership’s operations. In a disguised sale, the partner is treated as if he or she sold the contributed property to the partnership as of the date the property was contributed to the partnership. While there is no authority applying the disguised sale rules to the exercise of a redemption right by a partner with respect to a partnership interest received in exchange for property, a redemption of units may be treated as a disguised sale. If this treatment were to apply, such unitholder would be treated for U.S. federal income tax purposes as if, on the date of its contribution of property to our operating partnership, our operating partnership transferred to it an obligation to pay it the redemption proceeds. In that case, the unitholder would be required to recognize gain on the disguised sale in such earlier year.

Character of Gain or Loss Recognized

Except as described below, the gain or loss that a unitholder recognizes on a sale, exchange or redemption of a tendered unit will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if the holding period for the unit exceeds 12 months. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum U.S. federal income tax rate of 15%. If the amount realized with respect to a unit that is attributable to a unitholder’s share of unrealized receivables of our operating partnership exceeds the tax basis attributable to those assets, such excess will be treated as ordinary income. Among other things, unrealized receivables include depreciation recapture for certain types of property. In addition, the maximum U.S. federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include the sale or exchange of a unit to ARC, but not the redemption of a unit by our operating partnership) held for more than 12 months is currently 25% (rather than 15%) to the extent of previously claimed depreciation deductions that would not be treated as unrealized receivables.

Passive Activity Losses

The passive activity loss rules of the Internal Revenue Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. You are urged to consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from our operating partnership or other investments that may be used to offset gain from the sale, exchange or redemption of your units tendered for redemption.

Tax Reporting

If a unitholder tenders a unit and such unit is acquired by ARC or our operating partnership, the unitholder must report the transaction by filing a statement with its U.S. federal income tax return for the year of the disposition which provides certain required information to the IRS. To prevent the possible application of backup withholding with respect to payment of the consideration, a unitholder must provide ARC or our operating partnership with its correct taxpayer identification number.

Foreign Offerees

Gain recognized by a foreign person on a sale, exchange or redemption of a unit tendered for redemption will be subject to U.S. federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ( “FIRPTA”). If you are a foreign person, ARC or our operating partnership will be required, under the FIRPTA provisions of the Internal Revenue Code, to deduct and withhold 10% of the amount realized by you on the disposition. The amount withheld would be creditable against your U.S. federal income tax liability and, if the amount withheld exceeds your actual tax liability, you could claim a refund from the IRS by filing a U.S. federal income tax return.

YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE, EXCHANGE OR REDEMPTION OF UNITS TENDERED FOR REDEMPTION.

COMPARISON OF SERIES C PREFERRED UNITS AND COMMON STOCK

The information below highlights a number of the significant differences between the Series C Preferred Units and our common stock, including, among other things, the nature of the investment, voting rights, distributions and dividends, liquidity and transferability, liquidation rights, redemption rights and certain tax matters. These comparisons are intended to assist holders of Series C Preferred Units in understanding how their investment changes if they exchange their Series C Preferred Units for shares of our common stock.

This discussion is summary in nature and does not constitute a complete discussion of these matters, and holders of Series C Preferred Units should carefully review the rest of this prospectus and the registration statement of which this prospectus is a part, and the documents we incorporate by reference as exhibits to such registration statement, particularly our charter, our bylaws and the partnership agreement of our operating partnership (including the Designation of the Series C Preferred Units), for additional important information.

Series C Preferred Units	Common Stock
Nature of Investment
The Series C Preferred Units constitute limited partnership interests in the operating partnership, a Delaware limited partnership.	The shares of common stock, par value $0.01 per share, constitute equity securities in ARC, a Maryland corporation.
Voting Rights

Under the partnership agreement, Series C Preferred Unit holders have voting rights as limited partners only with respect to certain limited matters, such as certain types of amendments to the partnership agreement, termination of the partnership and certain other transactions.

In addition, so long as any Series C Preferred Units are outstanding, in addition to any other vote or consent of partners required by law or by the partnership agreement, the affirmative vote or consent of holders of at least 50% in aggregate liquidation preference of the outstanding Series C Preferred Units will be necessary for  (1) consummation by our operating partnership of any transaction in which any junior partnership interests (including the common OP units) are converted into partnership units that are on parity  with or senior to the Series C Preferred Units, or (2) effecting any amendment of any of the provisions of the Series C Partnership Unit Designation that materially and adversely affects the rights or preferences of the holders of the Series C Preferred Units. The creation or issuance of any class or series of operating partnership units that may have rights junior to, on parity with or senior or superior to the Series C Preferred

Each outstanding share of our common stock entitles the holder thereof to one vote on all matters submitted to a vote of our stockholders, including the election of directors. In addition, each of the outstanding common partnership units of our operating partnership, which were issued in our May 2002 reorganization, is part of a paired unit  that includes 1.9268 shares of our special voting stock. Each paired unit entitles its holder to one vote on all matters submitted to a vote of our stockholders. Collectively, limited partners who hold these paired units have approximately 3.45% of the total voting power of our outstanding voting stock as of September 30, 2006.

Holders of our common stock and our special voting stock have the right to vote on, among other things, a merger of ARC, amendments to the ARC charter  and the dissolution of ARC. Certain amendments to our charter require the affirmative vote of not less than two-thirds of votes entitled to be cast on the matter. Our charter permits our Board of Directors to classify and issue capital stock in one or more series having voting power which may differ from that of our common stock or our special voting stock.

Units will not be deemed to materially adversely affect the rights or preferences of the holders of Series C Preferred Units. With respect to the exercise of the above described voting rights, a holder of Series C Preferred Units will be entitled to one vote per unit.

Under our charter and bylaws, except as otherwise required by law, a consolidation, merger, share exchange, transfer of all or substantially all of our assets or the dissolution of ARC requires the affirmative vote of a majority of all the votes entitled to be cast by stockholders on the matter. No approval of our stockholders is required for the sale of less than all or substantially all of our assets.

Distributions/Dividends

Holders of Series C Preferred Units are entitled to receive, when and as declared by the General Partner of the operating partnership, cumulative quarterly cash distributions at a rate equal to an annual yield of 6.25% of the liquidation value per Series C Preferred Unit per year.

The Series C Preferred Units rank prior to the common OP units of our operating partnership and to our common stock with respect to the payment of distributions.

Holders of our common stock are entitled to receive dividends when and as authorized by our Board of Directors and declared by us out of funds legally available therefor.
Liquidity and Transferability/Redemption at Holder’s Option

There is no public market for the Series C Preferred Units and the Series C Preferred Units are not listed on any securities exchange.

Under the partnership agreement, no Series C Preferred Unit holder may transfer all or any portion of its Series C Preferred Units to any transferee without the consent of the general partner, which consent may be withheld in its sole and absolute discretion.

Holders of Series C Preferred Units maintain a right to have their units redeemed. At any time after January 1, 2007, each Holder of Series C Preferred Units has the right to require the operating partnership to redeem all or a portion of such Series C Preferred Units in exchange for (1) one-eighth of such holder’s Series C Preferred Units for cash in an amount per Series C Preferred Unit equal to the liquidation preference of the Series C Preferred Units ($25.00 per unit plus any accumulated, accrued and unpaid distributions), and (2) such holder’s remaining Series C Preferred Units by delivery to the holder of a negotiable note (subject to standard transfer restrictions applicable to securities not registered under the Securities Act), bearing interest at a rate of 7.0% per annum, with a principal amount equal to the liquidation preference of such

Our common stock is listed on the New York Stock Exchange under the symbol “ARC”. If our stockholders approve an amendment to our charter at a special meeting to be held on January 23, 2007, transfers of our common stock will be subject to ownership limits to preserve the benefits of our NOLs for tax purposes. Our common stock is not redeemable or convertible at the option of the holder.

remaining Series C Preferred Units ($25.00 per unit plus any accumulated, accrued and unpaid distributions), payable in such amounts (expressed as a percentage of the Series C Principal Amount) and on such dates as follows:

Days Following the Series C Redemption Date	Principal Amount
91st day	14-2/7%
181st day	14-2/7%
271st day	14-2/7%
361st day	14-2/7%
451st day	14-2/7%
541st day	14-2/7%
631st day	14-2/7%

On each date on which a portion of the Series C Principal Amount becomes due and payable, the then-accrued and unpaid interest pursuant to the Note shall become due and payable. Notwithstanding the foregoing, upon notice to a holder of Series C Preferred Units delivered by the operating partnership, the operating partnership may redeem all or any portion of such holder’s Series C Preferred Units on the redemption date for cash in an amount per Series C Preferred Unit equal to the liquidation preference of the Series C Preferred Units ($25.00 per unit plus any accumulated, accrued and unpaid distributions). Regardless of the binding or non-binding nature of a pending redemption, a Series C Preferred Unit holder seeking to redeem units will have no right to receive distributions with respect to any Series C Preferred Units (other than the cash amounts payable pursuant to this paragraph) paid after delivery of a redemption notice, whether or not the record date for such distribution precedes or coincides with delivery of such notice.

Notwithstanding the foregoing, on or before the fifth business day after the receipt by the operating partnership of any redemption notice with respect to Series C Preferred Units, we may elect to acquire some or all of such Series C Preferred Units in exchange for a number of authorized but previously unissued shares of our common stock equal to the liquidation preference of such Series C Preferred Units ($25.00 per unit plus any accumulated, accrued and unpaid distributions) multiplied by the aggregate number of such Series C Preferred Units to be acquired by us, divided by the average closing market price of a share of our common stock for the ten consecutive trading days immediately preceding the date of redemption, with cash paid in lieu of any fractional share. We may not exchange common shares for Series C Preferred Units unless the common shares to be issued will be issued pursuant to a registration statement on an appropriate form filed with and declared effective by the SEC.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of the operating partnership, before any distribution by the operating partnership is made to or set apart for the holders of any junior partnership units (including any common OP units), to the extent possible and in accordance with provisions of the partnership agreement, the holders of Series C Preferred Units will be entitled to receive a liquidation preference per Series C Preferred Unit equal to the sum of (i) $25.00 per unit, plus (ii) all accumulated, accrued and unpaid distributions (whether or not earned or declared) to and including the date of final distribution to such holders.

If the assets of the partnership are insufficient to pay in full liquidating payments to each of the Series C Preferred Unit holders and to holders of any parity partnership units, such assets will be distributed among the holders of Series C Preferred Units and any such parity partnership units ratably.

Holders of our common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential liquidation rights of any other class or series of our stock.

Redemption at Our Option

The Series C Preferred Units may not be redeemed by the operating partnership prior to  June 30, 2009. On or after such date, the operating partnership will have the right to redeem the Series C Preferred Units, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days written notice, at a redemption price per Series C Preferred Unit, payable in cash, equal to $25.00 plus all accumulated, accrued and unpaid distributions (whether or not earned or declared) to and including the date of redemption. If fewer than all of the outstanding Series C Preferred Units are to be redeemed, the Series C Preferred Units to be redeemed shall be selected pro rata.

Our common shares are not subject to redemption.

Certain Tax Matters

The operating partnership itself is not required to pay federal income taxes. Instead, each holder of Series C Preferred Units includes its allocable share of partnership taxable income or loss in determining its individual federal income tax liability. Income and loss generally is subject to “passive activity” limitations. Under the “passive activity” rules, partners can generally offset income and loss that is considered “passive” against income and loss from other investments that constitute “passive activities.”

Partnership cash distributions are generally not taxable to a holder of Series C Preferred Units except to the extent they exceed the holder’s basis in its partnership interest, which will include such holder’s allocable share of the debt of the partnership.

Holders of units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which our operating partnership owns property, even if they are not residents of those states.

On March 7, 2006 the board of directors of ARC determined that it was in the best interest of ARC to revoke its election to be taxed as a real estate investment trust or REIT for U.S. federal income tax purposes, beginning with its tax year ending December 31, 2006. Effective with such revocation, ARC is taxed as a corporation for U.S. federal income tax purposes and its net income is subject to taxation at regular (or alternative minimum) corporate rates without the benefit of a dividends paid deduction. Under current law, ARC may re-elect REIT status for U.S. federal income tax purposes beginning with its 2011 tax year. There can be no assurance, however, that the law will not change or that ARC will, if able, elect to be taxed as a REIT at such time. Under current law, in the event that ARC should choose to re-elect REIT status, ARC would have to distribute earnings and profits generated while it was a regular corporation and would be subject to a corporate tax at the highest corporate income tax rate then applicable on the net appreciation at the time of the conversion back to a REIT in its assets disposed of during the next 10 year period.

Investments in ARC common stock will be taxed under the general rules applicable to investments in stock of corporations. Distributions in respect of ARC common stock will be taxed as dividends to the extent of ARC’s current and accumulated earnings and profits. Distributions in excess of ARC’s current or accumulated earnings and profits will be treated first as nontaxable return of capital reducing a holder’s adjusted U.S. tax basis and thereafter as  capital gains. Dividends paid by ARC will now be eligible for the preferential tax rates available to U.S. individual stockholders for certain qualified dividend income. Subject to certain limitations, dividends paid by ARC to corporate stockholders will be eligible for the dividends received deduction.

Non-U.S. holders may still be subject to taxation on the disposition of ARC common stock under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, in certain circumstances, because of ARC’s substantial investment in U.S. real property, For more information, see “Certain U.S. Federal Income and Estate Tax Considerations Relating to an Investment in our Common Stock by Non-U.S. Holders—Gain on Disposition.”

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS RELATING TO AN INVESTMENT IN OUR COMMON STOCK BY NON-U.S. HOLDERS

The following discussion summarizes certain material U.S. federal income and estate tax consequences that may be relevant to a Non-U.S. Holder (as defined below) of our common stock. This summary deals only with persons that are Non-U.S. Holders and who will hold their common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our common stock that is not a “U.S. Holder” and does not have a valid election in effect under the applicable Treasury Regulations to be treated as a U.S. person. A “U.S. Holder” is an owner of our common stock who is:

•       an individual who is a citizen or resident of the United States;

•       a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States or any political subdivision thereof;

•       an estate, if U.S. federal income taxation is applicable to the income of that estate regardless of the income’s source; or

•       a trust, if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all the trust’s substantial decisions.

This discussion specifically does not address U.S. federal income and estate tax rules applicable to any person who holds our common stock through entities treated as partnerships for U.S. federal income tax purposes or through entities which are disregarded for U.S. federal income tax purposes or to such entities themselves. A holder that is a partnership, a disregarded entity or holders of interests in such entities should consult their own tax advisor regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion does not consider:

•       any state, local or foreign tax consequences;

•       the tax consequences to the stockholders, beneficiaries or holders of other beneficial interests in a Non-U.S. Holder; or

•       special tax rules that may apply to certain Non-U.S. Holders, including without limitation, banks or other financial institutions, insurance companies, tax-exempt organizations, dealers in securities or currencies, common trust funds, holders whose “functional currency” is not the U.S. dollar, persons that hold our common stock as part of an integrated investment, including a straddle, hedge or conversion transaction, comprised of our common stock and one or more other positions, and U.S. expatriates.

This discussion is based on the Internal Revenue Code, the Treasury Regulations, IRS rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect, or different interpretations. We have not sought, and will not seek, any ruling from the IRS with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any positions taken by the IRS would not be sustained.

Non-U.S. Holders of our common stock should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our common stock, including the consequences under the laws of any state, local or foreign jurisdiction or under any applicable tax treaty.

Dividends

Distributions in respect of ARC common stock will generally constitute dividends for U.S. federal income tax purposes to the extent of ARC’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of ARC’s earnings and profits will constitute a return of capital that is applied against and reduces the Non-U.S. Holder’s U.S. adjusted tax basis in ARC common stock and any amounts in excess of such basis will be treated as gain realized on the sale or other disposition of ARC common stock. Dividends paid to a Non-U.S. Holder of ARC common stock generally will be subject to withholding tax at a 30% rate or a lower rate as may be specified by an applicable tax treaty and provided that certain clarification and disclosure requirements are met.

Generally, dividends effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a permanent establishment in the United States are not subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate IRS form with the payor. Instead, such dividends will be subject to U.S. Federal income tax on a net income basis at the applicable graduated U.S. federal income tax rates. In addition, a Non-U.S. Holder that is a foreign corporation receiving effectively connected dividends may be subject to an additional “branch profits tax” which is generally imposed on a foreign corporation on the repatriation from the United States of effectively connected earnings and profits, subject to certain adjustments. This tax is imposed at a 30% lower rate as may be specified by an applicable tax treaty.

A Non-U.S. Holder who claims the benefit of an applicable tax treaty generally will be required to satisfy applicable certification and other requirements. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under the relevant tax treaty. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax under an applicable tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of ARC common stock unless:

•       such gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States and, if required by an applicable tax treaty, such gain is also attributable to a U.S. permanent establishment, in which case (1) the Non-U.S. Holder would be taxed on the net gain derived from the sale or other disposition under applicable graduated U.S. federal income tax rates and (2) if the Non-U.S. Holder is also a foreign corporation, the Non-U.S. Holder would also be subject to an additional “branch profits tax” at a rate of 30% or a lower rate as may be specified by an applicable tax treaty;

•       the Non-U.S. Holder is a non-resident alien individual which holds ARC common stock as a capital asset and is present in the United States for 183 or more days in the taxable year of the disposition, and certain other conditions are met, in which case the Non-U.S. Holder would be subject to a flat 30% tax on the gain derived from the sale or other disposition; or

•       in certain circumstances, as explained below, by reason of ARC’s status as a “U.S. real property holding corporation” pursuant to FIRPTA.

ARC believes that it is currently a U.S. real property holding corporation for U.S. federal income tax purposes. Since ARC’s common stock is considered to be regularly traded on an established securities market, a Non-U.S. Holder will not be subject to U.S. tax as a result of ARC status as a U.S. real property holding corporation, provided that such holder does not own, actually or constructively, at any time during the shorter of such holder’s holding period or the five-year period ending on the date of sale or disposition, more than five percent of ARC common stock. Otherwise, if on the sale or disposition of ARC common stock by a Non-U.S. Holder, ARC is or had been a U.S. real property holding corporation for the shorter of such Non-U.S. Holder’s holding period or the five-year period ending on the date of sale or disposition, then, generally, such holder will be subject to U.S. federal income tax on any gain recognized on the sale or other disposition of ARC common stock as income effectively connected with a U.S. trade or business at the applicable graduated U.S. federal income tax rates and may also be subject to certain withholding taxes imposed on the gross proceeds realized. Any amount withheld in excess of the amount owed may be refundable if the required information is timely furnished to the IRS.

Federal Estate Tax

An individual Non-U.S. Holder who is treated as the owner of an interest in ARC common stock at the time of death will be required to include the value of the common stock in his gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable tax treaty provides otherwise.

Information Reporting and Backup Withholding

Generally, the dividends paid by ARC in respect of its common stock and the amount of tax, if any, withheld with respect to such payments and certain other information must be reported to the IRS. Such information may also be provided to the authorities of the country in which you reside pursuant to the terms of an applicable tax treaty.

In general, backup withholding will not be required with respect to distributions ARC makes to a Non-U.S. Holder if such holder has furnished the requisite documentation certifying that it is exempt or otherwise establishes an exemption; provided that ARC, nor its agents have actual knowledge or reason to know that the conditions of any exemption are not in fact satisfied. Certain additional rules may apply where the ARC common stock is held through a custodian, nominee, broker, foreign partnership or foreign intermediary.

Generally, information reporting and backup withholding will not apply to the proceeds of the sale of ARC common stock made within the United States, if the payor receives the requisite documentation described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person, or the Non-U.S. Holder otherwise establishes an exemption.

Any amount paid as backup withholding will be creditable against the holder’s U.S. federal income tax liability or, in the absence thereof, eligible for refund, provided that the required information is timely furnished to the IRS. Holders should consult their tax advisors as to their qualification for exemption for backup withholding and the procedure for obtaining such an exemption.

PLAN OF DISTRIBUTION

This prospectus relates to the possible issuance by us from time to time of shares of our common stock to holders of Series C Preferred Units of our operating partnership if, and to the extent that, Series C Preferred Units are presented for redemption and we exercise our prior and independent right to acquire such Series C Preferred Units in exchange for shares of our common stock.

We have registered the issuance of the common stock pursuant to applicable provisions of the First Amended and Restated Agreement of Limited Partnership, dated as of February 11, 2004, as modified by the Series C Partnership Unit Designation, but registration of such shares does not necessarily mean that all or any portion of the Series C Preferred Units will be presented for redemption, or that we will elect to issue any shares of our common stock in connection with any such redemption.

We will not receive any cash proceeds from the issuance of shares of our common stock to holders of Series C Preferred Units if we exercise our prior and independent right to acquire Series C Preferred Units in exchange for shares of our common stock. We will pay all expenses in connection with the registration of the shares being offered hereby.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain tax matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Current Report on Form 8-K dated October 5, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information and reporting requirements of the Exchange Act, and in accordance therewith file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Those reports and other information so filed with the SEC may be inspected and copied, at the prescribed rates, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room is available by calling the Commission at 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web at http://www.sec.gov, which contains reports and other information regarding registrants. You can also inspect reports, proxy statements and other information pertaining to us at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

We filed a registration statement on Form S-3 to register with the SEC the securities offered by this prospectus. This prospectus is a part of that registration statement. As allowed by the rules of the SEC, this prospectus does not contain all of the information you can find in our registration statement or the exhibits to the registration statement.

You should rely only on the information or representations provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus is correct after this date.

INCORPORATION OF DOCUMENTS BY REFERENCE

We incorporate by reference into this prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below, that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

•       our Annual Report on Form 10-K for the year ended December 31, 2005;

•       our Quarterly Report on Form 10-Q filed May 10, 2006, for the quarterly period ended March 31, 2006;

•       our Quarterly Report on Form 10-Q filed August 4, 2006, for the quarterly period ended June 30, 2006

•       our Quarterly Report on Form 10-Q filed November 6, 2006, for the quarterly period ended September 30, 2006;

•       our Current Reports on Form 8-K filed January 18, 2006, March 8, 2006, March 15, 2006, April 10, 2006, June 12, 2006, July 11, 2006, July 13, 2006, July 17, 2006, July 19, 2006, July 31, 2006, September 25, 2006, October 5, 2006, October 10, 2006, October 16, 2006, October 17, 2006, November 6, 2006 and December 8, 2006; and

•       the description of Affordable Residential Communities Inc.’s capital stock contained in its Registration Statement on Form 8-A (File No. 1-31987) filed February 9, 2004, including any amendment or reports filed for the purpose of updating such description.

All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the date of the completion of the offering of the securities described in this prospectus shall also be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents. Any statement contained in this prospectus or in a previously filed document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or was deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

You can obtain any of the documents incorporated by reference in this document from us, or from the SEC through the SEC’s Internet World Wide Web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document, at no cost, by requesting them in writing or by telephone from us at the following address or telephone number:

Affordable Residential Communities Inc.
Attention: Corporate Secretary
7887 E. Belleview Ave., Suite 200
Englewood, Colorado 80111
(303) 383-7500

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

All capitalized terms used and not defined in Part II of this registration statement shall have the meaning assigned to them in the prospectus which forms a part of this registration statement.

ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS.

The following table sets forth the estimated costs and expenses payable by the registrant in connection with the offering of the common stock. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Registration Fee—Securities and Exchange Commission	$2,287
Printing	$20,000
Legal Fees and Expenses	$50,000
Accounting Fees and Expenses	$20,000
Miscellaneous	$5,000
Total	$97,287

ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•       the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•       the director or officer actually received an improper personal benefit in money, property or services; or

•       in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate us to indemnify (a) any present or former director or officer or (b) any individual who, while a director or officer and, at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, against any claim or liability arising from that status and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us to provide such indemnification and advance of expenses. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and any employee or agent of us or our predecessor.

ITEM 16.         EXHIBITS.

2.1

Transaction Agreement, dated as of October 14, 2003, by and among Hometown America, L.L.C., Affordable Residential Communities LP (formerly known as Affordable Residential Communities IV, LP) and Affordable Residential Communities Inc. (formerly known as ARC IV REIT, Inc.) (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-11 of Affordable Residential Communities Inc. (File No. 333-109816)).

2.2

Amendment No. 1, dated as of November 4, 2003, to the Transaction Agreement, dated as of October 14, 2003, by and among Hometown America, L.L.C., Affordable Residential Communities LP (formerly known as Affordable Residential Communities IV, LP) and Affordable Residential Communities Inc. (formerly known as ARC IV REIT, Inc.) (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form S-11 of Affordable Residential Communities Inc. (File No. 333-109816)).

2.3

Stock Purchase Agreement, dated as of October 6, 2006, among Affordable Residential Communities Inc., ARC Insurance Holdings Inc., C. Clifton Robinson, C.C. Robinson Property, Ltd. and the Robinson Charitable Remainder Unitrust (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on October 10, 2006 (File No. 001-31987)).

3.1

Articles of Amendment and Restatement of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004).

3.2

Corporate Charter Certificate of Notice, filed June 6, 2005 (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-3 of Affordable Residential Communities Inc. (File No. 333-125854)).

3.3

Amended and Restated Bylaws of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004).

3.4

Articles Supplementary of Affordable Residential Communities Inc. Designating a Series of Preferred Stock (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004).

4.1

Certificate of Common Stock of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 4.2 to the Annual Report on Form 10-K of Affordable Residential Communities Inc. for the year ended December 31, 2003 (File No. 001-31987)).

4.2

Third Amended and Restated Registration Rights Agreement, dated as of February 18, 2004, by and among Affordable Residential Communities Inc. and the parties listed on the exhibits thereto (incorporated by reference to Exhibit 4.1 to the Annual Report on Form 10-K of Affordable Residential Communities Inc. for the year ended December 31, 2003 (File No. 001-31987)).

4.3

Certificate of 8.25% Series A Cumulative Redeemable Preferred Stock of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 4.3 to the Annual Report on Form 10-K of Affordable Residential Communities Inc. for the year ended December 31, 2003 (File No. 001-31987)).

4.4

Second Amended and Restated Supplemental Stockholders Agreement, dated as of February 18, 2004, by and among Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P., Thomas H. Lee Foreign Fund IV-B, L.P., Thomas H. Lee Charitable Investments Limited Partnership, Thomas H. Lee Limited Partnership, Capital ARC Holdings, LLC, Nassau Capital Funds L.P., Nassau Capital Partners II, L.P., NAS Partners I, L.L.C. and the individuals listed on the signature pages thereto (incorporated by reference to Exhibit 4.4 to the Annual Report on Form 10-K of Affordable Residential Communities Inc. for the year ended December 31, 2003 (File No. 001-31987)).

4.5	Form of Warrant, dated August 9, 2000 (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-3 of Affordable Residential Communities Inc. (File No. 333-124073)).
4.6

Indenture, dated as of August 9, 2005, by and between Affordable Residential Communities LP and U.S. Bank National Association, as Trustee, regarding the 7 1/2% Senior Exchangeable Notes Due 2025 of Affordable Residential Communities LP (incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on August 3, 2005 (File No. 001-31987)).

4.7

Purchase Agreement, dated August 3, 2005, among Affordable Residential Communities LP, Affordable Residential Communities Inc., Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on August 3, 2005 (File No. 001-31987)).

4.8

Registration Rights Agreement, dated August 9, 2005, among Affordable Residential Communities LP, Affordable Residential Communities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 99.4 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on August 3, 2005 (File No. 001-31987)).

4.9

Common Stock Delivery Agreement, dated August 9, 2005, by and between Affordable Residential Communities LP and Affordable Residential Communities Inc. (incorporated by reference to Exhibit 99.5 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on August 3, 2005 (File No. 001-31987)).

4.10

Letter Agreement, dated May 20, 2005, by and between Affordable Residential Communities Inc. and Gerald J. Ford (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on May 23, 2005 (File No. 001-31987)).

4.11

Rights Agreement, dated as of July 11, 2006, by and between the Company and American Stock Transfer & Trust Company, including the Form of Rights Certificate attached as Exhibit B thereto and the Summary of Rights to Purchase Preferred Stock attached as Exhibit C thereto (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on July 11, 2006 (File No. 001-31987)).

4.12

Stock Purchase Agreement, dated as of October 6, 2006, among Affordable Residential Communities Inc. and Flexpoint Fund, L.P. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on October 10, 2006 (File No. 001-31987)).

4.13

Investment Agreement, dated as of October 13, 2006, among Affordable Residential Communities Inc., Gerald J. Ford, ARC Diamond, LP and Hunter’s Glen/Ford, Ltd. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on October 16, 2006 (file No. 001-31987)).

4.14

First Amended and Restated Agreement of Limited Partnership of Affordable Residential Communities LP, dated as of February 11, 2004, by and among Affordable Residential Communities Inc. and the limited partners listed on Exhibit A thereto (incorporated by reference to Exhibit 10.10 to the Annual Report on Form 10-K of Affordable Residential Communities Inc. for the year ended December 31, 2003).

4.15

Series B Partnership Unit Designation of Affordable Residential Communities LP (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-3 of Affordable Residential Communities Inc. (File No. 333-125854)).

4.16	Designation of Series C Partnership Preferred Units of Affordable Residential Communities LP.
4.17

First Amended and Restated Pairing Agreement, dated as of February 12, 2004, by and between Affordable Residential Communities Inc. and Affordable Residential Communities LP (incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K of Affordable Residential Communities Inc. for the year ended December 31, 2003 (File No. 001-31987)).

5.1*	Opinion of Venable LLP.
8.1*	Opinion by Skadden, Arps, Slate, Meagher & Flom LLP.
23.1*	Consent of Venable LLP (included in their opinion filed as Exhibit 5.1).
23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in their opinion filed as Exhibit 8.1).
23.3	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (see the signature page to this Form S-3 Registration Statement).
*	To be filed by Amendment.

ITEM 17.         UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)             Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)         Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)             Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in “Item 15—Indemnification of Directors and Officers” above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 11th day of December, 2006.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
By:	/s/ LARRY D. WILLARD
Larry D. Willard
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below authorizes Scott L. Gesell and Larry D. Willard, and each of them, each of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to execute in the name of each such person who is then an officer or director of Affordable Residential Communities Inc., and to file any amendments (including post effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ LARRY D. WILLARD	Chairman of the Board and Chief Executive Officer	December 11, 2006
Larry D. Willard	(Principal Executive Officer)
/s/ LAWRENCE E. KREIDER	Chief Financial Officer and Chief Information	December 11, 2006
Lawrence E. Kreider	Officer (Principal Financial and Accounting Officer)
/s/ JAMES F. KIMSEY	Director, President and Chief Operating Officer	December 11, 2006
James F. Kimsey
	Director	December , 2006
Rhodes Bobbitt

/s/ W. JORIS BRINKERHOFF	Director	December 11, 2006
W. Joris Brinkerhoff
/s/ CHARLES R. CUMMINGS	Director	December 11, 2006
Charles R. Cummings
/s/ GERALD J. FORD	Director	December 11, 2006
Gerald J. Ford
/s/ J. MARKHAM GREEN	Director	December 11, 2006
J. Markham Green
	Director	December , 2006
James R. Staff
	Director	December , 2006
Carl B. Webb

EXHIBIT INDEX

2.1

Transaction Agreement, dated as of October 14, 2003, by and among Hometown America, L.L.C., Affordable Residential Communities LP (formerly known as Affordable Residential Communities IV, LP) and Affordable Residential Communities Inc. (formerly known as ARC IV REIT, Inc.) (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-11 of Affordable Residential Communities Inc. (File No. 333-109816)).

2.2

Amendment No. 1, dated as of November 4, 2003, to the Transaction Agreement, dated as of October 14, 2003, by and among Hometown America, L.L.C., Affordable Residential Communities LP (formerly known as Affordable Residential Communities IV, LP) and Affordable Residential Communities Inc. (formerly known as ARC IV REIT, Inc.) (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form S-11 of Affordable Residential Communities Inc. (File No. 333-109816)).

2.3

Stock Purchase Agreement, dated as of October 6, 2006, among Affordable Residential Communities Inc., ARC Insurance Holdings Inc., C. Clifton Robinson, C.C. Robinson Property, Ltd. and the Robinson Charitable Remainder Unitrust (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on October 10, 2006 (File No. 001-31987)).

3.1

Articles of Amendment and Restatement of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004).

3.2

Corporate Charter Certificate of Notice, filed June 6, 2005 (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-3 of Affordable Residential Communities Inc. (File No. 333-125854)).

3.3

Amended and Restated Bylaws of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004).

3.4

Articles Supplementary of Affordable Residential Communities Inc. Designating a Series of Preferred Stock (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004).

4.1

Certificate of Common Stock of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 4.2 to the Annual Report on Form 10-K of Affordable Residential Communities Inc. for the year ended December 31, 2003 (File No. 001-31987)).

4.2

Third Amended and Restated Registration Rights Agreement, dated as of February 18, 2004, by and among Affordable Residential Communities Inc. and the parties listed on the exhibits thereto (incorporated by reference to Exhibit 4.1 to the Annual Report on Form 10-K of Affordable Residential Communities Inc. for the year ended December 31, 2003 (File No. 001-31987)).

4.3

Certificate of 8.25% Series A Cumulative Redeemable Preferred Stock of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 4.3 to the Annual Report on Form 10-K of Affordable Residential Communities Inc. for the year ended December 31, 2003 (File No. 001-31987)).

4.4

Second Amended and Restated Supplemental Stockholders Agreement, dated as of February 18, 2004, by and among Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P., Thomas H. Lee Foreign Fund IV-B, L.P., Thomas H. Lee Charitable Investments Limited Partnership, Thomas H. Lee Limited Partnership, Capital ARC Holdings, LLC, Nassau Capital Funds L.P., Nassau Capital Partners II, L.P., NAS Partners I, L.L.C. and the individuals listed on the signature pages thereto (incorporated by reference to Exhibit 4.4 to the Annual Report on Form 10-K of Affordable Residential Communities Inc. for the year ended December 31, 2003 (File No. 001-31987)).

4.5	Form of Warrant, dated August 9, 2000 (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-3 of Affordable Residential Communities Inc. (File No. 333-124073)).
4.6

Indenture, dated as of August 9, 2005, by and between Affordable Residential Communities LP and U.S. Bank National Association, as Trustee, regarding the 71/2% Senior Exchangeable Notes Due 2025 of Affordable Residential Communities LP (incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on August 3, 2005 (File No. 001-31987)).

4.7

Purchase Agreement, dated August 3, 2005, among Affordable Residential Communities LP, Affordable Residential Communities Inc., Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on August 3, 2005 (File No. 001-31987)).

4.8

Registration Rights Agreement, dated August 9, 2005, among Affordable Residential Communities LP, Affordable Residential Communities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 99.4 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on August 3, 2005 (File No. 001-31987)).

4.9

Common Stock Delivery Agreement, dated August 9, 2005, by and between Affordable Residential Communities LP and Affordable Residential Communities Inc. (incorporated by reference to Exhibit 99.5 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on August 3, 2005 (File No. 001-31987)).

4.10

Letter Agreement, dated May 20, 2005, by and between Affordable Residential Communities Inc. and Gerald J. Ford (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on May 23, 2005 (File No. 001-31987)).

4.11

Rights Agreement, dated as of July 11, 2006, by and between the Company and American Stock Transfer & Trust Company, including the Form of Rights Certificate attached as Exhibit B thereto and the Summary of Rights to Purchase Preferred Stock attached as Exhibit C thereto (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on July 11, 2006 (File No. 001-31987)).

4.12

Stock Purchase Agreement, dated as of October 6, 2006, among Affordable Residential Communities Inc. and Flexpoint Fund, L.P. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on October 10, 2006 (File No. 001-31987)).

4.13

Investment Agreement, dated as of October 13, 2006, among Affordable Residential Communities Inc., Gerald J. Ford, ARC Diamond, LP and Hunter’s Glen/Ford, Ltd. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Affordable Residential Communities Inc. on October 16, 2006 (file No. 001-31987)).

4.14

First Amended and Restated Agreement of Limited Partnership of Affordable Residential Communities LP, dated as of February 11, 2004, by and among Affordable Residential Communities Inc. and the limited partners listed on Exhibit A thereto (incorporated by reference to Exhibit 10.10 to the Annual Report on Form 10-K of Affordable Residential Communities Inc. for the year ended December 31, 2003).

4.15

Series B Partnership Unit Designation of Affordable Residential Communities LP (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-3 of Affordable Residential Communities Inc. (File No. 333-125854)).

4.16	Designation of Series C Partnership Preferred Units of Affordable Residential Communities LP.
4.17

First Amended and Restated Pairing Agreement, dated as of February 12, 2004, by and between Affordable Residential Communities Inc. and Affordable Residential Communities LP (incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K of Affordable Residential Communities Inc. for the year ended December 31, 2003 (File No. 001-31987)).

5.1*	Opinion of Venable LLP.
8.1*	Opinion by Skadden, Arps, Slate, Meagher & Flom LLP.
23.1*	Consent of Venable LLP (included in their opinion filed as Exhibit 5.1).
23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in their opinion filed as Exhibit 8.1).
23.3	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (see the signature page to this Form S-3 Registration Statement).

*                    To be filed by Amendment.